UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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FORWARD AIR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2018

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Forward Air Corporation, you are cordially invited to attend the 2018 Annual Meeting of Shareholders on Tuesday, May 15, 2018, beginning at 8:00 a.m., EDT in The Explorer Room at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting in person, please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted a proxy.

I hope you will be able to join us, and we look forward to seeing you at the meeting.

Sincerely yours,

Bruce A. Campbell

Chairman, President and Chief Executive Officer

FORWARD AIR CORPORATION

1915 Snapps Ferry Road, Building N

Greeneville, Tennessee 37745

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 15, 2018

To the Shareholders of Forward Air Corporation:

The 2018 Annual Meeting of Shareholders of Forward Air Corporation (the “Company”) will be held on Tuesday, May 15, 2018, beginning at 8:00 a.m., EDT, in The Explorer Room at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337.

Attendance at the Annual Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the Company, press and financial community. To gain admission to the Annual Meeting, you will need to bring identification and will need to show that you are a shareholder of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting, please retain and bring the top portion of the enclosed proxy card as your admission ticket. If your shares are in the name of your broker or bank, or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement.

The purposes of this meeting are:

1.	To re-elect eight members of the Board of Directors with terms expiring at the 2019 Annual Meeting of Shareholders, or until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the 2018 fiscal year;

3.	To approve, on a non-binding, advisory basis, the compensation of the named executive officers (the “say on pay vote”); and

4.	To transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2017 on or about April 5, 2018.

Our Proxy Statement and Annual Report are available online at: www.proxyvote.com.

We will make available a list of shareholders of record as of March 16, 2018, the record date for the Annual Meeting, for inspection by shareholders during normal business hours from March 20, 2018 until May 14, 2018 at the Company’s principal place of business, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745. The list also will be available to shareholders at the meeting.

Only holders of the Company’s common stock, par value $0.01 per share, of record at the close of business on March 16, 2018 are entitled to notice of and to vote at the Annual Meeting. Shareholders are cordially invited to attend the meeting in person. Our Board of Directors recommends a vote FOR each of the director nominees in proposal 1, and FOR proposals 2 and 3.

It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend the meeting, please vote and submit your proxy over the Internet, by telephone or by mail. Please refer to the proxy card for specific voting instructions. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted a proxy. You may revoke your proxy at any time before it is voted at the Annual Meeting.

By Order of the Board of Directors,

Michael L. Hance
Greeneville, Tennessee	Senior Vice President,
April 5, 2018	Chief Legal Officer and Secretary

FORWARD AIR CORPORATION

1915 Snapps Ferry Road, Building N

Greeneville, Tennessee 37745

(423) 636-7000

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to the shareholders of Forward Air Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 15, 2018, beginning at 8:00 a.m., EDT, in The Explorer Room at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337, and any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of 2018 Annual Meeting of Shareholders.

You can ensure that your shares are voted at the Annual Meeting by submitting your instructions over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided. You may revoke your proxy at any time before it is exercised by voting in person at the Annual Meeting or by delivering written notice of your revocation to, or a subsequent proxy to, the Secretary of the Company at its principal executive offices. Each properly executed proxy will be voted FOR each of the director nominees in proposal 1, and FOR proposals 2 and 3 if no contrary instruction is indicated in the proxy, and in the discretion of the persons named in the proxy on any other matter that may properly come before the shareholders at the Annual Meeting.

Shareholders are entitled to one vote for each share of common stock held of record at the close of business on March 16, 2018 (the “Record Date”). There were 29,416,950 shares of our common stock, par value $0.01 per share (“common stock”), issued and outstanding on the Record Date. Holders of Series A Junior Preferred Stock, par value $0.01 per share (“preferred stock”) are entitled to vote with holders of shares of common stock together as one class on all matters submitted to a shareholder vote. However, as of the Record Date, no shares of our preferred stock were outstanding. The presence, in person or by proxy, of a majority of shares of common stock will, therefore, constitute a quorum at the Annual Meeting.

The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on the election of directors.

In the event that any nominee for director in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” such election, such director shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.

The ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for the 2018 fiscal year, the say on pay vote and any other matter that properly comes before the Annual Meeting will be approved by a majority of the votes cast. A properly executed proxy marked

“Abstain” with respect to such proposals will not be voted on such proposals, although it will be counted in determining whether there is a quorum. Therefore, as long as a quorum is present, abstaining from proposals 2 and 3 or any other proposal that properly comes before the Annual Meeting will have no effect on whether such proposals are approved.

Brokers who hold shares for the accounts of their clients who do not receive voting instructions may not vote for matters that are not considered “routine.” The matters contained in this Proxy Statement that are not considered routine are the election of the Board and the say on pay vote. Shares held by your broker will not be voted on these matters absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. Proxies that are returned to us where brokers have received instructions to vote on one or more proposal(s) but have not received instructions to vote on other proposal(s) are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum but will have no effect on whether such proposals are approved.

The Company will bear the cost of soliciting proxies for the Annual Meeting. The Company has retained Innisfree M&A Incorporated (“Innisfree”) to aid in the solicitation of proxies and to verify certain records related to the solicitation subject to customary terms and conditions. The Company will pay Innisfree a fee of $10,000 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses. Our officers and employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2018.

The Company’s Proxy Statement for the 2018 Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are available at www.proxyvote.com.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Amended and Restated Bylaws (“Bylaws”) permit the Board to fix the size of the Board. At the date of this Proxy Statement, our Board is comprised of nine directors, eight of whom are non-employee directors. There are eight nominees for election at the Annual Meeting, each to hold office until the 2019 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. Each nominee has consented to serve if elected.

In the event any director nominee, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” such election, he or she shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.

Recommendation of the Board

The Board recommends a vote FOR the election of the eight nominees named below. Duly executed proxies will be so voted unless record holders specify a contrary choice on their proxies. Proxies cannot be voted for a greater number of persons than the number named.

Shareholder Vote Requirement

The nominees for election shall be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors. Each share shall have one vote for each directorship to be filled on the Board.

Director Nominees

The following persons are the nominees for re-election to serve as directors. There are no family relationships between any of the director nominees. Each director nominee is standing for re-election by the shareholders. Certain information relating to the nominees, furnished by the nominees, is set forth below. The ages set forth below are accurate as of the date of this Proxy Statement.

The Board has determined that all of its current directors are qualified to serve as directors of the Company. In addition to the specified business experience listed below, each of the directors has the skills and attributes which the Board believes are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director of the Company and the character and integrity the Board expects of its directors.

RONALD W. ALLEN	Director since 2014
and from 2011 to 2013
Age 76

Mr. Allen retired as the Chief Executive Officer of Aaron’s, Inc. (“Aaron’s”), a leading lease-to-own company for furniture, appliances and electronics, in August 2014. He served as the Chairman of the Board of Directors of Aaron’s and as its President and Chief Executive Officer from November 2012 until April 2014, continuing in the role of Chief Executive Officer until August 2014. Before being elected as Chairman of the Board of Aaron’s, Mr. Allen served as President and Chief Executive Officer from February 2012 until November 2012, and as its Interim President and Chief Executive Officer from November 2011 until February 2012. Mr. Allen retired as the Chairman of the Board, President and Chief Executive Officer of Delta Air Lines, Inc. (“Delta”) in July 1997. From July 1997 through July 2005, Mr. Allen was a consultant to and Advisory Director of Delta. Mr. Allen has been a Director of The Coca-Cola Company since 1991 and currently serves on its finance committee and as Chairman of its audit committee. In addition, he has been a Director of Aircastle Limited since 2006 and currently serves on its audit committee. He previously served as a Director of Interstate Hotels & Resorts, Inc. from 2006 to 2010 and Guided Therapeutics Inc. from 2008 to 2014.

Qualifications. The Board believes Mr. Allen brings a significant depth of senior leadership and governance experience to the Board.

ANA B. AMICARELLA	Director since 2017
Age 51

Ms. Amicarella is Managing Director for Aggreko PLC, a power generation solutions company. Prior to joining Aggreko in March 2011, she was general manager of GE Oil & Gas Services for North America. Ms. Amicarella began her career at GE in 1988 as a field engineer, and during her tenure, she served in various professional capacities within the areas of service, sales, strategic initiatives and P&L leaderships. Ms. Amicarella received a B.S. in electrical engineering from The Ohio State University and an MBA from Oakland University. She competed in the 1984 Olympics in synchronized swimming and was an All-American while at The Ohio State University.

Qualifications. The Board believes that Ms. Amicarella’s extensive business and prior management experience brings sound guidance to our Board.

VALERIE A. BONEBRAKE	Director since 2018
Age 66

Ms. Bonebrake retired as a Senior Vice President of Tompkins International and has more than 25 years of industry experience in logistics services. In her role at Tompkins, she consulted with an array of companies and industries in North America and across the globe. Prior to joining Tompkins in 2009, she was the Executive Vice President and a cofounder of the YRC Worldwide subsidiary, Meridian IQ (now MIQ Logistics), a global third party logistics company. Ms. Bonebrake spent 19 years at Ryder System, Inc., in various leadership roles of increasing responsibility in the company’s supply chain solutions segment. She also has been recognized by Ingram Magazine as one of the Top Ten Female Executives in Kansas, and was a 2010 recipient of Supply & Demand Chain Executive’s Pros to Know award. She holds a M.S. in International Logistics from the Georgia Institute of Technology.

Qualifications. The Board believes that Ms. Bonebrake contributes strategic insight to our Board based on her extensive experience in the transportation industry.

BRUCE A. CAMPBELL	Director since 1993
Age 66

Mr. Campbell has served as President of the Company since August 1998, as our Chief Executive Officer since October 2003 and as Chairman of the Board since May 2007. Mr. Campbell was Chief Operating Officer of the Company from April 1990 until October 2003 and served as our Executive Vice President from April 1990 until August 1998. Prior to joining the Company, Mr. Campbell served as Vice President of Ryder-Temperature Controlled Carriage in Nashville, Tennessee from September 1985 until December 1989. Mr. Campbell has held a leadership role with the Company for over 26 years, has served as our Chief Executive Officer for over 13 years and as our Chairman for over 9 years.

Qualifications. The Board believes that Mr. Campbell possesses a wealth of industry knowledge, experience and expertise and has been a strong, proven leader of the Company.

C. ROBERT CAMPBELL	Director since 2005
Age 73

Mr. Campbell has served as the Company’s Lead Independent Director since May 2014. He served as Executive Vice President and Chief Financial Officer of MasTec, Inc., a leading communications and energy infrastructure service provider in North America, from October 2004 until December 2013. Mr.

Campbell has over 25 years of senior financial management experience. From January 2002 to October 2004, Mr. Campbell was Executive Vice President and Chief Financial Officer for TIMCO Aviation Services, Inc. Mr. Campbell was the President and Chief Executive Officer of BAX Global, Inc. from April 1998 to June 2000. He served as Executive Vice President-Finance and Chief Financial Officer for Advantica Restaurant Group, Inc. from March 1995 to March 1998. Also, Mr. Campbell worked for Ryder System, Inc., for over 20 years including serving for 10 years as Executive Vice President and Chief Financial Officer for its Vehicle Leasing and Services Division. Mr. Campbell is a Certified Public Accountant (Inactive). Mr. Campbell is a Director of Pernix Group, Inc. since January 2014, and currently he serves as its Lead Director, as Chairman of its audit committee and as a member of its compensation committee. In addition, Mr. Campbell is a Director of MasTec, Inc. since September 2016.

Qualifications. The Board believes that Mr. Campbell brings to the Company a tremendous amount of industry-related knowledge and experience in a multitude of areas, including accounting, finance, operations, sales and marketing as he has served in executive leadership capacities with transportation and logistics companies and as Chief Financial Officer for a publicly-traded concern, until his retirement in December 2013.

R. CRAIG CARLOCK	Director since 2015
Age 51

Mr. Carlock is the Chief Executive Officer and a director of Omega Sports, Inc. Prior to Omega Sports, Inc., he served as the President and Chief Executive Officer of The Fresh Market from January 2009 to January 2015 and as a member of its board of directors from June 2012 to January 2015. He began his career with The Fresh Market in 1999 and served in various capacities culminating with the position of President and Chief Executive Officer. During his time with The Fresh Market, Mr. Carlock served as its Executive Vice President and Chief Operating Officer as well as its Senior Vice President – Store Operations, Vice President –Merchandising and Marketing, and Director of Merchandising & Marketing Strategy. Prior to joining The Fresh Market, Mr. Carlock was Financial Manager, Fabric Care Category, at Procter & Gamble Company.

Qualifications. The Board believes that Mr. Carlock’s leadership experience is invaluable to management and the Board in, among other things, the areas of strategy, development and corporate governance.

C. JOHN LANGLEY, JR., Ph.D.	Director since 2004
Age 72

Dr. Langley has served as Clinical Professor of Supply Chain Management and Director of Development for The Center for Supply Chain Research at The Pennsylvania State University since 2011. Formerly, Dr. Langley served as Professor of Supply Chain Management at the Georgia Institute of Technology from September 2001 until October 2010, and from September 1973 until July 2001, he was the John H. Dove Professor of Logistics and Transportation at the University of Tennessee. Dr. Langley is a Director of Averitt Express, Inc. In addition, he was a Director of UTi Worldwide, Inc. until its sale in 2016. He served on its audit committee and nominations and corporate governance committee.

Qualifications. Dr. Langley has spent over 40 years teaching, lecturing and consulting in the logistics field. The Board believes that he brings a breadth of knowledge and experience that the Board and management relies upon in discussing the Company’s strategy and opportunities.

G. MICHAEL LYNCH	Director since 2005
Age 74

Mr. Lynch served as the Company’s Lead Independent Director from January 2009 to December 2011. He was Executive Vice President and Chief Financial Officer and a member of the Strategy Board for Federal-Mogul Corporation (“Federal-Mogul”) from July 2000 until March 2008. Federal-Mogul is a global manufacturer and marketer of automotive component parts. Prior to joining Federal-Mogul in July 2000, Mr. Lynch worked at Dow Chemical Company, where he was Vice President and Controller. Mr. Lynch also spent 29 years at Ford Motor Company (“Ford”), where his most recent position was Controller, Automotive Components Division, which ultimately became Visteon Corporation. While at Ford, Mr. Lynch held a number of varied financial assignments, including Executive Vice President and Chief Financial Officer of Ford New Holland. Mr. Lynch served as Director for Champion Enterprises, Inc. from March 2003 to March 2011, where he served as Chairman of its audit committee.

Qualifications. Mr. Lynch brings over 40 years’ experience of serving in key positions with Fortune 500 companies, and approximately 10 years’ experience serving as a director on public company boards. The Board believes that Mr. Lynch utilizes that experience in his service as a member of the Corporate Governance and Nominating Committee and as Chairman of the Audit Committee.

CORPORATE GOVERNANCE

Independent Directors

The Company’s common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”). Nasdaq requires that a majority of the Company’s directors be “independent directors,” as defined in Nasdaq Marketplace Rule 5605. Generally, a director does not qualify as an independent director if, among other reasons, the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that eight of the Company’s nine current directors are “independent directors” on the basis of Nasdaq’s standards and a review of each director’s responses to questionnaires asking about any material relationships or affiliations with us.

The independent directors are Ronald W. Allen, Ana B. Amicarella, Valerie A. Bonebrake, C. Robert Campbell, R. Craig Carlock, C. John Langley, Jr., G. Michael Lynch and Javier A. Palomarez. Former directors Thomas S. Albrecht and Douglas M. Madden were determined by the Board to be independent during their respective periods of service on the Board.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that give effect to Nasdaq’s requirements related to corporate governance and various other corporate governance matters. The Company’s Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing long-term shareholder value. The topics addressed in our Corporate Governance Guidelines include:

•	Lead independent director;

•	Independence of the Board;

•	Board membership criteria and role of the Board;

•	Committees of the Board;

•	Director orientation and continuing education;

•	Independent director stock ownership guidelines;

•	Director resignation policy in uncontested elections; and

•	Leadership development and succession planning.

The Company’s Corporate Governance Guidelines are available through the Investors—Governance link on the Company’s website, www.forwardaircorp.com.

Independent Director Meetings

Pursuant to the Company’s Corporate Governance Guidelines, the Company’s independent directors meet in executive session without management on a regularly scheduled basis, but not less frequently than quarterly. The Lead Independent Director presides at such executive sessions or, in his or her absence, an independent director designated by such Lead Independent Director.

Interested parties who wish to communicate with the Chairman of the Board, Lead Independent Director, or the independent directors as a group should follow the procedures found below under “Shareholder Communications.”

Director Nominating Process

Shareholders wishing to communicate with the Corporate Governance and Nominating Committee concerning potential director candidates may do so by writing to the Corporate Secretary at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745, and including the name and biographical data of the individual being suggested.

All recommendations should include the written consent of the nominee to be nominated for election to the Board. To be considered, the Company must receive recommendations at least 90 calendar days but not more than 120 calendar days prior to the one year anniversary of the prior year’s Annual Meeting of Shareholders and include all required information to be considered. In the case of the 2019 Annual Meeting of Shareholders, this deadline is between January 16, 2019 and February 15, 2019. All recommendations will be brought to the attention of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes among other relevant factors in the context of the perceived needs of the Board at that time, the possession of such knowledge, experience, skills, expertise and diversity to enhance the Board’s ability to manage and direct the affairs and business of the Company.

The Board has established the following process for the identification and selection of candidates for director. The Corporate Governance and Nominating Committee, in consultation with the Chairman of the Board and Lead Independent Director, if any, periodically examines the composition of the Board and determines whether the Board would better serve its purposes with the addition of one or more directors. If the Corporate Governance and Nominating Committee determines that adding a new director is advisable, the Corporate Governance and Nominating Committee initiates the search, working with other directors and management and, if appropriate or necessary, a third-party search firm that specializes in identifying director candidates.

The Corporate Governance and Nominating Committee will consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates shall be presented to the Corporate Governance and Nominating Committee, and it shall evaluate the candidates based on the needs of the Board at that time and the candidates’ knowledge, experience, skills, expertise and diversity, as set forth in the Company’s Corporate Governance Guidelines. In particular, the Board and the Corporate Governance and Nominating Committee believe that the Board should be comprised of a well-balanced group of individuals. Although the Board does not have a formal policy regarding board diversity, the Board believes that having diversity of knowledge, experience, skills and expertise among its members enhances the Board’s ability to make fully informed, comprehensive decisions.

Potential candidates will be evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Corporate Governance and Nominating Committee, another director, Company management, a search firm or another third party, except that in the case of shareholder recommendations, the Corporate Governance and Nominating Committee may also take into consideration the number of shares of Company stock held by the recommending shareholder and the length of time that such shares have been held. The Corporate Governance and Nominating Committee will submit its director candidate(s) recommendation to the Board for approval and recommendation to the shareholders.

Annual Performance Evaluations

The Company’s Corporate Governance Guidelines provide that the Board shall conduct an annual evaluation to determine, among other matters, whether the Board and the Committees are functioning effectively. The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are also required to each conduct an annual self-evaluation. The Corporate Governance and Nominating Committee is responsible for overseeing this self-evaluation process. The Board as a whole, and each of the Committees conducted their annual evaluations in 2017.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all Company employees, officers and directors, which is available through the Investors—Governance link on the Company’s website, www.forwardaircorp.com. The Code of Business Conduct and Ethics complies with Nasdaq and Securities and Exchange Commission (the “SEC”) requirements. The Company will also mail the Code of Business Conduct and Ethics to any shareholder who requests a copy. Requests may be made by contacting the Secretary as described below under “Shareholder Communications.”

Board Attendance

The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend meetings of the Board and committees on which they serve and are also expected to attend the Annual Meeting of Shareholders. During 2017, the Board held seven meetings. All of the incumbent directors who were on the Board during 2017 attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which they served during 2017. There were seven directors at the time of the 2017 Annual Meeting of Shareholders, each of whom attended the 2017 Annual Meeting of Shareholders.

Board Committees

The Board presently has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. The charters of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, are available through the Investors—Governance link on the Company’s website, www.forwardaircorp.com. With the exception of the Executive Committee, each committee has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. Additional information regarding the functions of the Board’s committees, the number of meetings held by each committee during 2017 and their present membership is set forth below.

The Board nominated each of the nominees for election as a director and each nominee currently is a director. Assuming election of all of the director nominees, the following is a list of persons who will constitute the Board following the meeting, including their current committee assignments.

Name	Audit	Compensation	Executive	Corporate Governance and Nominating
Bruce A. Campbell			X
C. Robert Campbell			X	X
Ana B. Amicarella	X*
Ronald W. Allen		X	X	Chair
Valerie A. Bonebrake	X
R. Craig Carlock	X*	X
C. John Langley, Jr.		Chair
G. Michael Lynch	Chair*			X

Number of Meetings in 2017	5	5	0	5

*	Audit Committee Financial Expert

Executive Committee. The Executive Committee is authorized, to the extent permitted by law and the Bylaws of the Company, to act on behalf of the Board on all matters that may arise between regular meetings of the Board upon which the Board would be authorized to act, subject to certain materiality restrictions established by the Board.

Audit Committee. The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board. The Audit Committee engages the Company’s independent registered public accounting firm, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by such firm with respect to the Company’s internal control structure, and reviews the internal audit process and internal accounting procedures and financial controls with the Company’s financial and accounting staff. In addition, the Audit Committee assists the Board in its oversight of the Company’s legal compliance and ethics programs. A more detailed description of the Audit Committee’s duties and responsibilities can be found in the Audit Committee Report on pages 47 - 48 of this Proxy Statement and in the Audit Committee Charter.

The Board has determined that each member of the Audit Committee meets the independence requirements under Nasdaq listing standards and the enhanced independence standards for audit committee members required by the SEC. In addition, the Board has determined that three of the four members of the Audit Committee meets the definition of an “audit committee financial expert,” as that term is defined by the rules and regulations of the SEC.

Compensation Committee. The Compensation Committee is responsible for determining the overall compensation levels of the Company’s executive officers and reviewing, approving and administering the Company’s employee incentive plans and other employee benefit plans. Additionally, it reviews and approves the Compensation Discussion and Analysis for inclusion in the proxy statement (see pages 19 - 34 of this Proxy Statement). Furthermore, the Compensation Committee oversees management succession planning along with the Corporate Governance and Nominating Committee.

In fulfilling its responsibilities, the Compensation Committee may delegate its responsibilities to a subcommittee consisting of members of the Compensation Committee and, to the extent not expressly reserved to the Compensation Committee by the Board or by applicable law, rule or regulation, to any other committee consisting entirely of independent directors. The Company’s Chief Executive Officer may not be present during deliberations or voting regarding his or her compensation. To the extent helpful to the work of the Compensation Committee, however, the Company’s Chief Executive Officer may be invited by the Compensation Committee to participate in discussion relating to his or her compensation that may precede further deliberation or voting.

The Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an independent consultant, to assist it during 2017. During the year, the consultant reviewed materials prepared by management and provided the Compensation Committee with information on compensation trends, best practices and changes in the regulatory environment, in addition to providing executive compensation benchmarking information. Meridian provided no services other than those related to executive and director pay and related governance.

The Board has determined that each member of the Compensation Committee is independent pursuant to Nasdaq listing standards, Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, the Compensation Committee, considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, is not aware of any conflict of interest that has been raised by the work performed by Meridian.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members and recommending them to the Board for consideration. This responsibility includes all potential candidates, whether initially recommended by management, other Board members or shareholders. In addition, the Corporate Governance and Nominating Committee makes recommendations to the Board for Board committee assignments, develops and annually reviews the Company’s Corporate Governance Guidelines, and otherwise oversees corporate governance matters. The Corporate Governance and Nominating Committee is also responsible for overseeing the annual evaluation of the Board and for periodically reviewing and making recommendations to the Board regarding director compensation for the Board’s approval. Furthermore, the Corporate Governance and Nominating Committee oversees management succession planning along with the Compensation Committee.

A description of the Committee’s policy regarding director candidates nominated by shareholders appears in the section titled “Director Nominating Process” above. The Board has determined that each member of the Corporate Governance and Nominating Committee is independent pursuant to Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participations

During 2017, none of the members of the Compensation Committee were an officer or employee of the Company, and no executive officer of the Company served on the Compensation Committee or board of any company that employed any member of the Company’s Compensation Committee or Board. Accordingly, there were no interlocks with other companies within the meaning of the SEC’s proxy rules during 2017.

Certain Relationships and Related Person Transactions

The Audit Committee of the Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Other than as provided in the Audit Committee Charter, the Company does not have a written policy governing related person transactions. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are required to be disclosed in a company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person; and

•	the importance of the transaction to the Company.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee when considering the transaction.

Based on information provided by the directors, director nominees and executive officers, and the Company’s legal department, the Audit Committee determined that there are no related person transactions to be reported in this Proxy Statement.

Board Leadership Structure

In accordance with our Bylaws and Corporate Governance Guidelines, the Board is responsible for selecting the Chief Executive Officer and the Chairman of the Board, and both of these positions may be held by the same person or they may be held by two persons. The Company’s Corporate Governance Guidelines require the election, by the Board, of an independent lead director to serve during any period when there is no independent Chairman of the Board. Currently, C. Robert Campbell serves as Lead Independent Director and he has served in that capacity since May of 2014.

The Company has operated for over ten years using a board leadership structure, in which the Chief Executive Officer also serves as Chairman of the Board. The Board believes that the Company, with its current Chief Executive Officer and Chairman, has been well-served by this leadership structure. Having Mr. Campbell serve as both Chief Executive Officer and Chairman of the Board demonstrates for the Company’s employees, suppliers, customers and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing its operations. The Board believes having Mr. Campbell serve as Chief Executive Officer and Chairman of the Board is best for the Company and its shareholders at the present time. He has led the Company as Chief Executive Officer since 2003, has worked with two Chairmen and four Lead Independent Directors, is a recognized leader in the transportation industry and has all of the skills incumbent to serve as a board chair.

The Chairman of the Board is responsible for (a) chairing Board meetings and the Annual Meeting, (b) setting the agendas for these meetings, (c) attending Board committee meetings and (d) providing information to Board members in advance of each Board meeting and between Board meetings. The Lead Independent Director is responsible for (i) chairing executive sessions of the independent directors and communicating with management relating to these sessions, and presiding at all meetings of the Board at which the Chairman is not present, (ii) approving agendas and schedules for Board meetings and the information that is provided to directors, and (iii) serving as a liaison between the Chairman and the independent directors. The Lead Independent Director also has the authority to call meetings of the independent directors.

The Board believes that, in addition to fulfilling our lead director responsibilities, the Lead Independent Director makes valuable contributions to the Company, including but not limited to: (a) monitoring the performance of the Board and seeking to develop a high-performing Board, for example, by helping the directors reach consensus, keeping the Board focused on strategic decisions, taking steps to ensure that all the directors are contributing to the work of the Board, and coordinating the work of the four Board Committees, (b) developing a productive relationship with our Chief Executive Officer and ensuring effective communication between the Chief Executive Officer and the Board, and (c) ensuring and supporting effective shareholder communications. Accordingly, the Board believes that the Company has benefited from having the Chairman/Chief Executive Officer as the leader of the Company, and having the Lead Independent Director serving as the leader of the independent directors.

On an annual basis, as part of our review of corporate governance and succession planning, the Board (led by the Corporate Governance and Nominating Committee) evaluates the Board’s leadership structure, to ensure that it remains the optimal structure for the Company and its shareholders. The Board recognizes that different board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. The Board believes its current leadership structure—under which the Chief Executive Officer serves as Chairman of the Board, the Board Committees are chaired by independent directors and a Lead Independent Director assumes specified responsibilities on behalf of the independent directors—is presently the optimal board leadership structure for the Company and its shareholders.

Risk Oversight

On at least a quarterly basis, the Company’s Chief Legal Officer provides a comprehensive risk report to the Audit Committee and the Board. While the Audit Committee has primary responsibility for overseeing financial risks, the Board is charged with overseeing the Company’s enterprise risks. Accordingly, on an annual basis, the Board receives a report from the Company’s Chief Legal Officer on the most significant risks that the Company is facing. The full Board also engages in periodic discussions about enterprise risk management with our Chief Legal Officer, Chief Executive Officer, Chief Financial Officer and other Company officers as the Board may deem appropriate. In addition, each of our Board Committees considers the risks within its area of responsibilities. For example, the Compensation Committee considers the risks that may be implicated by the Company’s executive compensation programs, and the Corporate Governance and Nominating Committee considers the best governance structure and guidelines for the Company to minimize enterprise risks brought about by weak governance. The Board believes that its leadership structure supports the Board’s effective oversight of the Company’s enterprise risks.

DIRECTOR COMPENSATION

The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation. The Company does not pay employee directors for Board service in addition to their regular employee compensation.

The Corporate Governance and Nominating Committee, which consists solely of independent non-employee directors, has the primary responsibility for reviewing and considering any revisions to the non-employee director compensation program.

In accordance with the Corporate Governance and Nominating Committee’s recommendations, the non-employee directors’ cash compensation program is as follows:

•	an annual cash retainer of $50,000 for all non-employee directors;

•	an additional annual cash retainer of $35,000 for the Lead Independent Director;

•	an additional annual cash retainer of $15,000 for the Audit Committee Chair;

•	an additional annual cash retainer of $7,500 for the Corporate Governance and Nominating Committee Chair;

•	an additional annual cash retainer of $10,000 for the Compensation Committee Chair; and

•	an additional annual cash retainer of $8,500 for all non-Chair Audit Committee members, an additional annual cash retainer of $7,000 for all non-Chair Compensation Committee members and an additional annual cash retainer of $5,000 for all non-Chair Corporate Governance and Nominating Committee members.

All directors are reimbursed reasonable travel expenses for meetings attended in person. The Company also reimburses directors for expenses associated with participation in continuing director education programs.

In addition, effective May 22, 2007, the Company’s shareholders approved the Company’s Amended and Restated Non-Employee Director Stock Plan, as further amended on February 8, 2013 and January 25, 2016 (the “Amended Plan”). Under the Amended Plan, on the first business day after each Annual Meeting of Shareholders, each non-employee director is automatically granted an award (the “Annual Grant”) in such form and size as the Board determines from year to year. Unless otherwise determined by the Board, the Annual Grants will become vested and non-forfeitable on the earlier of (a) the day immediately prior to the first Annual Meeting that occurs after the grant date or (b) the first anniversary of the grant date, so long as the non-employee director’s service with the Company does not earlier terminate. In both 2016 and 2017, each non-employee director received restricted shares valued at $86,000 pursuant to the Amended Plan.

Finally, the Board believes that directors more effectively represent the Company’s shareholders, whose interests they are charged with protecting, if they are shareholders themselves. Therefore, the Board established certain independent director stock ownership guidelines which are set forth in the Company’s Corporate Governance Guidelines. Specifically, the Company’s independent directors are required to own shares of the Company’s common stock, with a value equal to at least three times the annual cash retainer for independent directors. Each new independent director has three years from the date he or she joins the Board to obtain this ownership stake. As of April 5, 2018, each independent director was in compliance with his or her individual retention requirements as set forth in the Company’s Corporate Governance Guidelines. The following table shows the compensation the Company paid in 2017 to its non-employee directors, with the exception of Ms. Bonebrake, who joined the Board in 2018. The Company does not pay employee directors for Board service in addition to their regular employee compensation.

	Fees Paid in Cash	Stock Awards	All Other Compensation	Total
Name	($)	($) (1)	($) (2)	($)
Thomas A. Albrecht(3)	$25,594	$75,491	$169	$101,254
Ronald W. Allen	64,500	86,000	674	151,174
Ana B. Amicarella	25,594	75,491	337	101,422
C. Robert Campbell	85,000	86,000	3,766	174,766
R. Craig Carlock	58,500	86,000	674	145,174
C. John Langley, Jr.	60,000	86,000	674	146,674
Tracy A. Leinbach(4)	22,313	—	1,717	24,030
Larry D. Leinweber(4)	22,313	—	236	22,549
G. Michael Lynch	70,000	86,000	674	156,674
Douglas M. Madden(3)	49,125	86,000	438	135,563
Javier A. Palomarez	24,938	75,491	337	100,766

(1)	Represents the aggregate grant date fair value of non-vested restricted shares and deferred stock unit awards. The fair values of these awards were determined in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.
(2)	Represents dividend payments on non-vested restricted shares or dividend equivalents credited on deferred stock unit awards granted during 2017 and 2016. These dividend payments and dividend equivalents are non-forfeitable.
(3)	Resigned from the Board in 2017.
(4)	Retired from the Board in 2017.

The following table indicates the aggregate number of outstanding options held by each incumbent director (with the exception of Ms. Bonebrake, who joined the Board in 2018) at the end of 2017, and the aggregate number of deferred stock units or non-vested restricted shares held by each incumbent director at the end of 2017 and those shares or units that have not yet vested.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Shares or Units of Stock Held That Have Not Vested
Ronald W. Allen	—	1,686
Ana B. Amicarella	—	1,405
C. Robert Campbell	—	6,875
R. Craig Carlock	—	1,686
C. John Langley, Jr.	—	1,686
G. Michael Lynch	—	1,686
Javier A. Palomarez	—	1,405

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our outstanding common stock held as of the Record Date by (i) each director and director nominee; (ii) our Chief Executive Officer, Chief Financial Officer, each of the next three most highly compensated executive officers, as required by SEC rules (collectively, the “Named Executive Officers”); and (iii) all directors and executive officers as a group. The table also sets forth information as to any person, entity or group known to the Company to be the beneficial owner of 5% or more of the Company’s common stock as of December 31, 2017.

Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security, has or shares the power to dispose of or direct the disposition of the security, or has the right to acquire the security within 60 days. Except as otherwise indicated, the shareholders listed in the table are deemed to have sole voting and investment power with respect to the common stock owned by them on the dates indicated above. Shareholders of non-vested restricted shares included in the table are entitled to voting and dividend rights.

	Shares Beneficially Owned
Name and Address of Beneficial Owner (1)	Number			Percent (%) (2)(3)
Directors, Nominees and Named Executive Officers
Bruce A. Campbell	265,301	(4)		*
Ronald W. Allen	12,121	(5)		*
Ana B. Amicarella	1,405	(6)		*
Valerie A. Bonebrake	562	(7)		*
C. Robert Campbell	21,841	(8)		*
R. Craig Carlock	4,608	(9)		*
C. John Langley, Jr.	24,545	(10)		*
G. Michael Lynch	9,940	(11)		*
Javier A. Palomarez	1,405	(12)		*
Michael J. Morris	14,956	(13)		*
Michael L. Hance	50,276	(14)		*
Matthew J. Jewell	78,058	(15)		*
Chris C. Ruble	30,944	(16)	(17)	*
All directors and executive officers as a group (15) persons	574,720	(18)		1.95%
Other Principal Shareholders
BlackRock, Inc.	3,707,696	(19)		12.5
The Vanguard Group, Inc.	2,784,938	(20)		9.4
ArrowMark Colorado Holdings LLC	2,000,178	(21)		6.7
Neuberger Berman Group LLC	1,570,408	(22)		5.3

*	Less than one percent.

(1)	The business address of each listed director, nominee and Named Executive Officer is c/o Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745.
(2)	The percentages shown for directors, nominees and Named Executive Officers are based on 29,416,950 shares of common stock outstanding on the Record Date.
(3)	The percentages shown for the other principal shareholders are based on 29,687,771 shares of common stock outstanding on December 31, 2017.
(4)	Includes 135,649 options that are fully exercisable and 23,629 non-vested restricted shares
(5)	Includes 1,686 non-vested restricted shares
(6)	Includes 1,405 non-vested restricted shares
(7)	Includes 562 non-vested restricted shares

(8)	Includes 1,686 non-vested restricted shares and 561 deferred stock units
(9)	Includes 1,686 non-vested restricted shares
(10)	Includes 1,686 non-vested restricted shares
(11)	Includes 1,686 non-vested restricted shares
(12)	Includes 1,405 non-vested restricted shares
(13)	Includes 3,033 options that are fully exercisable and 9,456 non-vested restricted shares
(14)	Includes 29,217 options that are fully exercisable and 5,198 non-vested restricted shares
(15)	Includes 40,121 options that are fully exercisable and 5,198 non-vested restricted shares
(16)	Includes 8,441 options that are fully exercisable and 5,198 non-vested restricted shares
(17)	Includes 29 shares of Common Stock owned by Mr. Ruble’s child with whom he shares voting and investment power with respect to such shares
(18)	Includes 67,202 non-vested restricted shares, 235,858 options that are fully exercisable and 561 deferred stock units
(19)	BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, New York 10055, reported beneficial ownership of the shares as of December 31, 2017 in a Schedule 13G/A filed with the SEC. BlackRock, a holding company, reported having sole voting power over 3,642,000 shares and sole dispositive power over 3,707,696 shares.
(20)	The Vanguard Group, Inc. (“Vanguard”), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, reported beneficial ownership of the shares as of December 31, 2017 in a Schedule 13G/A filed with the SEC. Vanguard, an investment adviser, reported having sole voting power over 57,207 shares, shared voting power over 3,746 shares, shared dispositive power over 58,699 shares and sole dispositive power over 2,726,239 shares.
(21)	ArrowMark Colorado Holdings LLC (“ArrowMark”), 100 Fillmore Street, Suite 325, Denver, Colorado 80206, reported beneficial ownership of the shares as of December 31, 2017 in a Schedule 13G/A filed with the SEC. ArrowMark, an investment adviser, reported having sole voting power over 2,000,178 shares and sole dispositive power of 2,000,178 shares.
(22)	Neuberger Berman Group LLC (“Neuberger”), 1290 Avenue of the Americas, New York, New York 10104, reported beneficial ownership of the shares as of December 31, 2017 in a Schedule 13G/A filed with the SEC. Neuberger, a holding company, reported having shared voting power over 1,560,008 shares and shared dispositive power over 1,570,408 shares.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process and the compensation elements and decisions of our named executive officers, or NEOs. As discussed in Proposal 3, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative. To assist you with this vote, please review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to and are aligned with our performance.

For 2017, our NEOs were:

Bruce A. Campbell	Chairman, President and CEO
Michael J. Morris	Senior Vice President and Chief Financial Officer
Matthew J. Jewell	President, Logistics Services
Chris C. Ruble	President, Expedited Services
Michael L. Hance	Senior Vice President, Chief Legal Officer and Secretary

Compensation Philosophy and Objectives

The Compensation Committee (the “Committee” for purposes of this Compensation Discussion and Analysis) has designed the executive compensation program to attract, develop, reward and retain quality management talent to facilitate the Company’s achievement of its annual, long-term and strategic goals. The Committee’s objective is to align executives’ interests with shareholders’ interests by creating a pay-for-performance culture at the executive level, with the ultimate objective of increasing shareholder value. Other objectives are to recognize the contributions of individual executives, provide market competitive pay opportunities and foster retention and executive stock ownership. Thus, while executive compensation should be directly linked to Company performance, it should also be an incentive for executives to continually improve individual performance thereby contributing to the Company’s success in meeting its short- and long-term financial, operational and strategic objectives.

Key Elements of Compensation Plan Design

Our executive compensation program is based on the following best practices:

What We Do		What We Don’t Do

◾	Provide pay opportunities that are appropriate to the size of the Company	◾	Allow repricing or backdating of stock options without shareholder approval

◾	Maintain a pay program that is heavily performance-based and uses multiple performance measures	◾	Provide excise tax gross-ups

◾	Disclose financial performance metrics and goals used in our incentives	◾	Allow executive officers to hedge or pledge Company stock

◾	Create alignment between executives and shareholders through a long-term incentive linked to stock price and measurement of stock performance versus peer companies	◾	Provide special supplemental executive retirement programs

◾	Maintain meaningful executive stock ownership and retention guidelines	◾	Provide tax gross-ups on perquisites

◾	Annually review the risk profile of compensation programs and maintain risk mitigators	◾	Provide limited perquisites

◾	Provide moderate severance and change-in-control protection

◾	Beginning with 2016 awards, require double-trigger vesting on long-term equity awards

◾	Maintain a clawback policy allowing recovery of cash or equity-based compensation in certain circumstances

◾	Retain an independent compensation consultant engaged by, and who reports directly to, the Committee

2017 in Brief

In 2017, our team’s successful business plan execution in a strong freight market produced record high consolidated revenues and consolidated operating income. These record highs were achieved in the face of a tightening market for driver and third-party transportation provider capacity. Financial and operational highlights from 2017 include the following:

•	Consolidated operating revenue increased by $118.3 million, or 12.0%, to a record high $1.1 billion for the year ended December 31, 2017 from $982.5 million for the year ended December 31, 2016.

•	Consolidated income from operations increased $6.2 million, or 6.1%, for the year ended December 31, 2017 compared to $102.4 million of consolidated adjusted income from operations for the year ended December 31, 2016. Income from operations in 2016 included a $42.4 million impairment charge related to TQI Holding’s goodwill and other long lived assets. Reported consolidated income from operations increased $48.6 million, or 81.0%, to a record high $108.6 million for the year ended December 31, 2017 compared to a reported $60.0 million in the prior year.

•	Each of our four business segments achieved record high operating revenues in 2017. Expedited LTL, Truckload Premium Services (“TLS”), Pool Distribution (“Pool”) and Intermodal operating revenues were $619.8 million, $179.3 million, $164.2 million, $148.9 million, respectively, for the year ended December 31, 2017, which represents growth of 8.6%, 9.1%, 10.5% and 43.6%, respectively, compared to each segment’s respective operating revenues for the year ended December 31, 2016.

•	Expedited LTL, Pool and Intermodal increased operating income to record highs in 2017. Expedited LTL income from operations increased by $4.6 million, or 5.5%, to $88.1 million for the year ended December 31, 2017 compared with $83.5 million for the year ended December 31, 2016. Pool income from operations increased by $2.8 million, or 77.8% to $6.4 million for the year ended December 31, 2017 from $3.6 million for the year ended December 31, 2016. Intermodal’s income from operations increased by $1.7 million, or 15.5%, to $12.7 million for the year ended December 31, 2017 compared with $11.0 million for the same period in 2016.

•	Intermodal continued executing its growth strategy by acquiring certain assets of Atlantic Trucking Company, Inc., Heavy Duty Equipment Leasing, LLC, Atlantic Logistics, LLC and Transportation Holdings, Inc. (together referred to as “Atlantic”) as well as Kansas City Logistics, LLC. Intermodal’s operating revenue increased $45.2 million, or 43.6%, to $148.9 million for the year ended December 31, 2017 from $103.7 million for the same period in 2016. The increases in operating revenue were primarily attributable to the acquisitions.

•	The Company’s consolidated operating activities generated $103.4 million of net cash for the year ended December 31, 2017. After utilizing $59.2 million in cash in investing activities in 2017, the Company returned $67.0 million to shareholders through dividends and our stock repurchase program.

Based on our financial and operational performance, our pay-for-performance philosophy and the design of our pay programs led to the following Committee actions and plan payouts to our Named Executive Officers for 2017:

•	Base salaries. Approved base salary increases to our Named Executive Officers in January 2017 ranging from 3.0% to 7.5%. Mr. Campbell, our Chief Executive Officer, received no increase to his base salary in 2017. Messrs. Jewell and Ruble each received base salary increases of 3.0% in 2017. Mr. Morris received a 7.5% base salary increase in 2017 to bring his pay commensurate with market, and Mr. Hance received a 4% base salary increase in 2017.

•	Short-term incentive payouts. Approved payouts to our Named Executive Officers under our annual incentive plan ranging from 51% to 125% of target with Mr. Campbell receiving 103% of target.

•	Long-term incentive grants. Approved long-term incentive awards to our Named Executive Officers in the form of stock options, restricted stock and performance shares having generally the same weightings and terms as the 2016 awards. Like in 2016, the aggregate grant date fair value of the awards was $1,500,000 for Mr. Campbell and $330,000 for each other Named Executive Officer.

•	Long-term performance plan payouts. Based on our total shareholder return relative to our peer companies, zero performance shares were earned for the January 2015 to December 2017 performance period. The intended value of those grants as reported in the 2016 proxy statement was $833,333 for Mr. Campbell and $110,000 for each of Messrs. Jewell, Ruble and Hance. Mr. Morris was not an employee at the time the grants were made.

Role of Shareholder Say on Pay Vote

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say on pay proposal”). At the Company’s annual meeting of shareholders held in May 2017, approximately 97% of the votes cast on the say on pay proposal were voted in favor of the proposal. The Committee believes this outcome affirms shareholders’ support of our approach to executive compensation and we generally did not change our approach in 2017 based upon the results of this advisory vote. The Committee will continue to consider the outcome of say on pay votes when making future compensation decisions for the Named Executive Officers.

Role of the Compensation Committee

The Compensation Committee is responsible for reviewing and approving executive compensation policies, plan designs and the compensation of our senior officers, including our Named Executive Officers. The Committee considers various factors in making compensation determinations, including the officer’s responsibilities and performance, the effectiveness of our programs in supporting short-term and long-term financial, operational and strategic objectives, and overall financial performance. The Committee coordinates the full Board’s annual review of the Chief Executive Officer’s performance and considers the Board’s assessment in its compensation decisions related to the Chief Executive Officer.

To this end, the Committee conducts an annual review of executive officer pay levels, reviews market data updated periodically by the independent consultant, approves changes to program designs (including post-termination arrangements) based on an assessment of competitive market practice and emerging trends, oversees the development of succession plans, and evaluates the risks associated with our executive compensation programs.

Role of the Compensation Consultant

The Committee has selected and directly retains the services of Meridian Compensation Partners, LLC (“Meridian”). The Committee periodically seeks input from Meridian on a range of external market factors including evolving compensation trends, appropriate peer companies and market survey data. Meridian also provides general observations on the Company’s compensation programs, but it does not determine or recommend the amount or form of compensation for the Named Executive Officers. During 2017, Meridian attended all five Committee meetings. The Committee determined that Meridian was independent during 2017 per Nasdaq listing standards and had no conflicts of interest to disclose.

Role of Executive Officers in Compensation Decisions

At the request of the Compensation Committee, the Chief Executive Officer makes recommendations regarding base salary, annual incentive pay and long-term equity incentive awards for the other Named Executive Officers and provides the Committee with justification for such awards. In forming his recommendations he considers information provided by the Senior Vice President of Human Resources and assessments of individual contributions, achievement of performance objectives and other qualitative factors. While the Committee gives great weight to the recommendations of the Chief Executive Officer, it has full discretion and authority to make the final decision on the salaries, annual incentive awards and long-term equity incentive awards as to all of the Named Executive Officers. The Chief Executive Officer does not make recommendations concerning his own compensation and is not present during deliberations and voting regarding his own compensation.

The Chief Executive Officer, Senior Vice President of Human Resources, Chief Financial Officer and Chief Legal Officer regularly attend Compensation Committee meetings at the Committee’s request. The Senior Vice President of Human Resources typically presents recommendations for program design changes and individual pay levels for executive officers (except for his own), taking into consideration individual performance of each incumbent, appropriate benchmarking information and issues that may arise from an accounting, legal and tax perspective.

Setting Executive Compensation

Based on the foregoing objectives, we have structured executive compensation to motivate executives to achieve our business goals and to reward the executives for achieving such goals.

For the fiscal year ended December 31, 2017, the components of compensation for Named Executive Officers were:

◾ base salary;

◾ annual incentive compensation;

◾ long-term equity incentive compensation; and

◾ retirement and other benefits (available to all employees).

The Committee combines these elements, particularly base salary and short and long-term incentives, to provide a total compensation package designed to attract highly qualified individuals and provide incentive to align efforts and motivate executives to deliver company performance that creates shareholder value. The total value of the compensation package is weighted towards the variable incentive components.

At the beginning of 2017, the Compensation Committee established a total target compensation for each Named Executive Officer comprised of base pay, annual incentives and long-term incentives (“LTI”). The Committee referred to market data included in Aon Hewitt’s Total Compensation Measurement general industry database which is periodically provided by the Committee’s independent compensation consultant. When utilizing the Aon Hewitt data, the Committee focused on pay opportunities at the size-adjusted 50th percentile of the market for executives holding similar positions. The Committee considered the data as one of the factors in considering an executive’s total target compensation, but also considered other factors such as the experience level of the individual, the value of the individual executive to the Company, the individual’s position within the Company, existing and prior year awards for the individual and other factors.

In 2017, the total target compensation set at the beginning of the year for the Named Executive Officers is set forth in the chart below.

NEO	Base Salary	Target Annual Incentive	Target Long- Term Incentive	Total Target Compensation
Mr. Campbell	$750,000	$750,000	$1,500,000	$3,000,000
Mr. Morris	409,000	306,750	330,000	1,045,750
Mr. Jewell	464,000	348,000	330,000	1,142,000
Mr. Ruble	464,000	348,000	330,000	1,142,000
Mr. Hance	374,000	280,500	330,000	984,500

Our compensation programs are designed to motivate strong annual and long-term performance. We set a majority of total compensation (base salary, annual incentives and long-term incentives) for the Named Executive Officers to be “at risk”, meaning that the compensation is earned by meeting annual or long-term performance goals or is influenced by stock price. The 2017 compensation elements with “at risk” components are as follows:

The compensation that an executive actually receives will differ from that executive’s target compensation for a variety of reasons. Annual incentive payouts are based on Company performance against financial targets and achievement of individual and business objectives. Compensation realized from long-term incentive awards is dependent upon stock price increases and stock performance versus peer companies.

Base Salary

The objective of base salary is to reflect the base market value of the executive’s role. It is designed to reward core competence in roles that are complex and demanding. We choose to pay base salary because it is required for talent attraction and retention.

Base salaries for 2017 for the Named Executive Officers were determined for each executive based on position and responsibility and by reference to market data. The Committee also considers factors such as internal pay equity, level of experience and qualifications of the individual, scope of responsibilities and future potential, goals, succession planning and objectives established for the executive as well as the executive’s past performance. The base salaries for the Named Executive Officers for the fiscal year ended December 31, 2017 are set forth in the “Salary” column of the Summary Compensation Table on page 35 of this Proxy Statement.

Annual Incentive Compensation

The objective of our annual cash incentive plan is to focus on attaining specific short-term financial and business goals that lead to our long-term success and promote retention of our executive talent. The annual cash incentive plan is designed to reward achievement of operating income targets and individual objectives important to the Company’s short-term and long-term success. Payments made under the annual incentive compensation program to the Named Executive Officers are made in cash and are calculated to a certain percentage of the executive’s annual base salary pay as described in more detail below.

In order to maximize the tax deductibility of these amounts, the Committee set a limitation on the 2017 short-term incentive payouts for each Named Executive Officer, and in so doing, intended for such payouts to meet the definition of qualified performance-based compensation under Section 162(m) of the IRC. In 2017, the Compensation Committee determined that the maximum award payable to the CEO would not exceed the lesser of 1.5% of 2017 operating income or $10 million, and to each other executive officer would not exceed the lesser of 0.75% of 2017 operating income or $10 million. As permitted under Section 162(m) of the IRC, the Compensation Committee exercised negative discretion to reduce each executive officer’s annual cash incentive award based upon Company and individual performance. In December 2017, the U.S. tax code was amended by the Tax Cuts and Jobs Act of 2017 (“Tax Act”), restricting the availability of tax deductibility for executive compensation paid to our NEOs. The Committee is continuing to assess the impact of the Tax Act on our compensation programs. Payments made under the annual incentive compensation program were made in cash, calculated as a percentage of annual base salary as described in more detail below.

2017 Target Annual Cash Incentive Plan Opportunity. Each executive’s annual cash incentive plan target opportunity for 2017 is shown below and is unchanged from 2016.

Annual Cash Incentive Plan Target Opportunities
Executive	Total Target Annual Cash Incentive Plan Opportunity as Percentage of Base Salary
Campbell	100%
Jewell, Morris, Ruble, Hance	75%

The components of the Annual Incentive Plan for each Named Executive Officer and their weighting with respect to the Total Cash Incentive Opportunity are reflected in the chart below.

Annual Cash Incentive Plan
Executive	Components of Plan	Weighting of Total Cash Incentive Opportunity
Campbell, Morris and Hance	(1) Corporate Performance (2) Individual Performance	80 20	% %
Ruble and Jewell	(1) Business-Segment Performance -Ruble: Expedited LTL -Jewell: Truckload Premium and Intermodal	50%
	(2) Corporate Performance (3) Individual Performance	30 20	% %

Payout under each component can range from 0% of target (when threshold performance is not achieved) to 200% of target (when maximum or performance above target is achieved).

Corporate Performance and Business-Segment Performance Operating Income Goals. The Committee established corporate and business-segment operating income goals for 2017 and corresponding incentive payments for achievement of such goals. Goals were set to represent four incremental performance levels: low, target, high and stretch. The target level for operating income generally reflects our internal business plan at the time the target is established, subject to adjustment to take into account known headwinds or tailwinds and other economic conditions. Low, high and stretch levels are designed to provide a smaller award for lower levels of acceptable performance (low) or reward exceptional levels of performance (high and stretch). Payout for performance between points is interpolated on a straight-line basis. The Committee retains discretion as to the amount of the ultimate short-term incentive to be paid.

The 2017 operating income goals and corresponding performance levels are noted below.

Operating Income	Low	Target	High	Stretch	FY 2017 Results	% of Target Payout
Corporate (1)	$94,348	$107,769	$120,318	$124,804	$108,672	103.9%
Business-Segment
- Expedited LTL (2)	$75,903	$84,320	$88,303	$90,871	$88,142	148.0%
- TLS and Intermodal (3)	$19,616	$23,299	$29,023	$30,049	$15,921	0.0%

% of Target Payout	50%	100%	150%	200%

(1)	Reflects an increase approved by the Committee in mid-2017 to include the Atlantic acquisition. The target represents a 5.2% increase over adjusted operating income for 2016 (which excluded a $42.4 million impairment charge related to the TQI acquisition).
(2)	Target represents a 1% increase from 2016 results and reflects operational headwinds which the Committee identified at the time the target was established.
(3)	Target represents a 29% increase from 2016 results (which were adjusted to exclude the impairment charge discussed above).

Individual Objectives. Individual personal objectives specific to each executive officer position were set at the start of the fiscal year. At the end of the fiscal year, the Chief Executive Officer evaluated the performance of the other Named Executive Officers against those personal objectives, taking into account the extent to which the goals were met, unforeseen financial, operational and strategic issues of the Company, and any other information deemed relevant. The Compensation Committee reviewed and approved this performance evaluation and evaluated the performance of the Chief Executive Officer in a similar manner with input from the full Board. Based on the results of this review, the Committee determined the amount of awards, if any, made in connection with an executive’s attainment of the executive’s individual objectives.

2017 Annual Incentive Payout. The Committee met in February 2018 to determine whether the Company’s 2017 performance merited payment to the Named Executive Officers under the annual cash incentive plan, and, if so, to determine the amount of such incentive awards.

•	Corporate Performance Component: Income from operations was $108.7 million, which resulted in a payout of 103.9% of the total target Corporate Performance annual incentive opportunity.

•	Business-Segment Performance Component: Expedited LTL’s adjusted income from operations was $88.1 million, which resulted in a payout of 148% of the target Business-Segment Performance incentive opportunity for Mr. Ruble. The aggregate performance of TLS and Intermodal did not achieve the threshold level of performance, and therefore Mr. Jewell received no payout under the Business-Segment Performance Component of the program.

•	Individual Performance: The Committee also considered performance against the individual objectives set for the Named Executive Officers. In 2017, those individual objectives encompassed:

•	contributions to meeting established corporate and departmental goals;

•	contributions to succession and talent development initiatives;

•	continuous improvement of business and functional operations; and

•	personal development in areas of leadership, planning and teamwork.

After a performance appraisal of each executive officer and a review of their achievement of the personal goals which had been set for them, Mr. Campbell recommended to the Committee an achievement of 100% of target for each Named Executive Officer’s personal individual objectives, which they approved. The Compensation Committee evaluated the performance of the Chief Executive Officer in a similar manner, and based on its review determined that Mr. Campbell also achieved his personal individual objectives for 2017 at target levels.

The actual awards made to each Named Executive Officer under the Operating Income and Individual Objectives Component of the annual cash incentive plan are shown in the chart below.

Executive	Corporate Performance Component	Individual Objectives Component	Business-Unit Performance Component	Total Payout Under 2017 Annual Cash Incentive Plan
Mr. Campbell	$623,400	$150,000	N/A	$773,400
Mr. Morris	254,971	61,350	N/A	316,321
Mr. Jewell	108,472	69,600	0	178,072
Mr. Ruble	108,472	69,600	257,520	435,592
Mr. Hance	233,152	56,100	N/A	289,252

Long-Term Equity Incentive Awards

The objective of providing long-term incentives (LTI) is to focus the Named Executive Officers on metrics that lead to increased shareholder value over the long term, enhance long-term thinking in general and retain executives. Our long-term incentives are specifically designed to reward stock price increase, stock performance relative to industry peer companies and continued employment.

At the beginning of 2017, the Committee established target values for each Named Executive Officer for the total LTI component and made grants consisting of three types of awards: stock options, restricted stock and performance shares. There were no changes to the total long-term incentive target value for any of the Named Executive Officers from 2016 levels. The Committee made grants to Messrs. Campbell, Jewell, Ruble and Hance consisting of one-third in value each of stock options, restricted stock and performance shares.

The Committee approved the following target long-term incentive awards for the Named Executive Officers for 2017:

Executive	2017 Stock Option Grant	2017 Restricted Stock Grant	2017 Target Performance Share Grant	2017 Total Long-Term Incentive Award
Mr. Campbell	$500,000	$500,000	$500,000	$1,500,000
Mr. Morris	110,000	110,000	110,000	330,000
Mr. Jewell	110,000	110,000	110,000	330,000
Mr. Ruble	110,000	110,000	110,000	330,000
Mr. Hance	110,000	110,000	110,000	330,000

Equity-based awards. The value to the executive of all three components comprising long-term equity compensation in 2017 (stock options, restricted stock and performance shares) is impacted by the performance of the Company’s stock.

•	A stock option provides value to the executive only if share price increases.

•	Restricted stock becomes more valuable to the executive if our stock price increases, and the executive shares in the downside risk of a decline in our stock price.

•	The number of performance shares earned, if any, will depend on how the Company’s stock performs relative to transportation industry peers.

As it is possible that there will be no payout under the performance shares or value earned under the stock options, these awards are completely “at-risk” compensation. This emphasis on at-risk compensation in the LTI awards accomplishes our goal of creating a pay-for-performance culture at the executive level, while striking the appropriate balance between risk, retention and reward. Each element of the LTI is discussed in more detail below. See Change-in-Control Treatment of 2017 Long Term Equity Awards for a discussion of the treatment of 2017 long-term incentives upon a change in control.

Stock Options. A stock option is the right to purchase the Company’s common stock at a fixed price for a defined period of time. In 2017, grant sizes of stock options for the Named Executive Officers were calculated generally by multiplying the target LTI economic value by the weighting assigned to the options component and dividing it by the value of a single option determined under the Black-Scholes methodology and based on assumptions used for recognizing expense in our financial statements contained in our Annual Report in accordance with generally accepted accounting principles (“GAAP”). For the 2017 option grant, the grant date fair value was $12.83 per share.

The exercise price for options was equal to the closing price of our common stock on the date the option was granted, $47.82. The options vest evenly over a three-year period. Consistent with option grants to the Chief Executive Officer over the past four years, options granted to Mr. Campbell in 2017 were subject to a financial performance standard whereby vesting was contingent upon the Company’s achievement of pre-established annual operating income goals within a three-year period. All of the options granted to the Named Executive Officers will expire if not exercised within seven years of the grant date. To the extent not earlier vested, these options will vest upon the death or disability of the recipient.

Restricted Stock. A share of restricted stock is a share of the Company’s common stock that is subject to vesting requirements based on continued employment. Restricted stock grant sizes are calculated generally by multiplying the target LTI economic value by the weighting assigned to the restricted stock component and dividing it by the value of a single share of common stock determined using the estimated grant date fair value. The estimated grant date fair value of the restricted shares awarded to the Named Executive Officers in February 2017 was $47.82, the closing price of the Company’s common stock on the date of grant.

Shares granted under restricted stock awards are restricted from sale or transfer until vesting occurs, and restrictions lapse in three equal installments beginning one year after the date of grant. Dividends are paid in cash on a current basis throughout the vesting period.

Performance Shares. A performance share is the right to receive a share of Company common stock based upon the achievement of certain performance criteria. Performance share grant sizes awarded in 2017 were calculated by multiplying the target LTI economic value by the weighting assigned to the performance share component and dividing it by $56.44, the value of a single performance share on the date of grant determined using a Monte Carlo valuation model.

Awards made to the Named Executive Officers under the Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”) and the 2016 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) for the fiscal year ended December 31, 2017 are set forth in the Grants of Plan-Based Awards for Fiscal 2017 Table on page 38 of this Proxy Statement.

Performance shares are earned on the basis of our Total Shareholder Return (“TSR”) measured over a three-year period, relative to the TSR of a peer group of transportation companies. For performance share awards made prior to and including 2015, the following 12 companies were included in the TSR peer group:

C.H. Robinson Worldwide, Inc.	Knight Transportation, Inc.

Con-way, Inc.	Landstar System, Inc.

Expeditors International of Washington, Inc.	Old Dominion Freight Line, Inc.

FedEx Corporation	United Parcel Service, Inc.

Hub Group, Inc.	UTi Worldwide, Inc.

J.B. Hunt Transport Services, Inc.	Werner Enterprises, Inc.

In 2015, the Committee adjusted the peer group for performance share awards made in 2016 by removing UTi Worldwide, Inc. and Con-Way, Inc., both of which were acquired in 2015, and adding XPO Logistics, Inc. and Roadrunner Transportation Systems, Inc. No changes were made to the TSR peer group in 2017.

•	TSR reflects price appreciation and reinvestment of dividends.

•	Share price appreciation is measured as the difference between beginning market price and ending market price as follows:

•	Beginning market price equals the average closing price on the 30 trading days immediately preceding and including the first day of the performance period.

•	Ending market price equals the average closing price on the last 30 trading days of the performance period.

The actual number of performance shares earned is based on the percentile of our TSR among the TSRs of the comparator group companies described above during the three-year performance period. The performance shares pay out in shares of our common stock, shortly after the close of the three-year performance period, in a range of 0 percent to 200 percent of the number of performance shares awarded. The chart set forth below determined the percent of a target award to be paid for grants made in 2017. Payout for performance between points is calculated using straight-line interpolation.

Performance Level	Payout (as a % of Target)
90th percentile or higher	200%
70th percentile	150%
50th percentile	100%
25th percentile	50%
Below 25th percentile	0%

Dividends are not paid on unvested performance shares. Performance shares vest upon the death or disability of the recipient, as well as upon involuntary termination of employment in connection with or within 24 months after the change in control as such term is defined in the Stock Incentive Plan or Omnibus Plan, as applicable.

2015 Performance Shares. Based on our TSR for the January 2015 to December 2017 performance period, we ranked at the 18th percentile of our transportation industry peer group. As a result, no performance shares were earned for that period.

Change-in-Control Treatment of 2017 Long Term Equity Awards

Beginning with long-term incentive grants made in 2016, vesting of such awards upon a change in control is double-trigger (i.e., not accelerated unless the awards are not assumed or converted by the acquirer or in the event there is an involuntary termination of employment in connection with or within 24 months after the change in control).

Upon such change-in-control-related vesting event:

•	stock options will become fully vested and exercisable and may be exercised within 90 days thereafter but not beyond their expiration date. If the stock options are cancelled in the change in control transaction, they will become exercisable in full immediately before such cancellation.

•	restricted shares will become fully vested and transferable.

•	the target number of performance shares will vest or, if greater, the number of performance shares that would have become vested on the vesting date based on the Company’s TSR ranking calculated through the executive’s last day of service.

Retirement and Other Benefits

Our Named Executive Officers received the same retirement and other benefits as other employees at the Company. We choose to pay these benefits to meet the objective of having a competitive retirement and benefit package in the marketplace. Retirement benefits reward employees for saving for their retirement and for continued employment. Welfare benefits such as medical and life insurance reward continued employment.

All full-time Company employees, including the Named Executive Officers, are entitled to participate in the 401(k) retirement savings plan. Under that plan, for each pay period, the Company provides a $0.25 matching contribution for every dollar an employee elects to defer into the 401(k) plan, limited to elective deferrals up to 6% of the employee’s compensation for the pay period. The matching contribution is subject to the rules and regulations on maximum contributions by individuals under such a plan. Matching contributions to the Named Executive Officers for the fiscal year ended December 31, 2017 are reflected in the “401(k) Match” column of the All Other Compensation Table on page 36 of this Proxy Statement.

Additionally, all full-time employees, including the Named Executive Officers, are eligible to participate in the 2005 Employee Stock Purchase Plan (the “ESPP”) upon enrolling in the ESPP during one of the established enrollment periods. Under the terms of the ESPP, eligible employees can purchase shares of the Company’s common stock through payroll deduction and lump sum contributions at a discounted price. The purchase price for such shares of common stock for each option period, as described in the ESPP, will be the lower of: (a) 90% of the closing market price on the first trading day of an option period (there are two option periods each year—January 1 to June 30 and July 1 to December 31) or; (b) 90% of the closing market price on the last trading day of the option period. Under the ESPP, no employee is permitted to purchase more than 2,000 shares of the Company’s common stock per option period or shares of common stock having a market value of more than $25,000 per calendar year, as calculated under the ESPP.

The Named Executive Officers are also eligible to participate in the Company’s health, dental, disability and other insurance plans on the same terms and at the same cost as such plans are available to all full-time employees. The Company does not have a supplemental executive retirement plan or one that provides for the deferral of compensation on a basis that is not tax-qualified.

Severance Arrangements

The Company maintains an employment agreement with Mr. Campbell, which was put in place to secure his services and provide for certain benefits upon termination of employment, and also to protect the Company’s interests by imposing confidentiality, noncompetition, non-solicitation and other restrictive covenants. Under Mr. Campbell’s Employment Agreement dated October 30, 2007, described in detail below, if the Company were to terminate Mr. Campbell without “just cause,” then he would be entitled to receive (i) his base salary for the longer of one year from the date of termination or the remainder of the then-pending term of the Employment Agreement but not to exceed two years; (ii) any unpaid bonus amounts previously earned; and (iii) continued insurance coverage for one year from the date of such termination. In the event of a change in control, Mr. Campbell may elect to resign and receive (a) his base salary for one year following the date of the change of control; and (b) a cash bonus equal to the prior year’s year-end cash bonus, plus any unpaid bonus amounts previously earned. The payments due to Mr. Campbell in the event he is terminated without “just cause” or following a change in control are set forth in the “Termination without Cause and Change of Control” columns of the 2017 Potential Payments upon Termination, Change of Control, Death and Disability Table on pages 44 - 45 of this Proxy Statement.

Our other executive officers do not have employment contracts, but are covered by an executive severance and change in control plan (the “Severance Plan”), which became effective January 1, 2013. All Named Executive Officers (other than the Chief Executive Officer whose severance is governed by the terms of his employment agreement), along with other senior officers, are participants in the Severance Plan. The objectives of the Severance Plan are to enhance the attraction and retention of executive talent during corporate upheaval, enable management to evaluate and support potential transactions that might be beneficial to shareholders even though the result would be a change in control of the Company, and obtain important corporate protections upon terminations of employment. The plan is designed to reward executives for remaining employed when their prospects for continued employment following a change in control or other corporate upheaval may be uncertain. We chose to adopt the plan to protect shareholder value in such events by increasing the possibility of retaining an intact management team.

The severance benefits available to our Named Executive Officers under the Severance Plan are described in more detail under the Section entitled “2017 Potential Payments upon Termination, Change of Control, Death or Disability” on pages 43 - 45 of this Proxy Statement and in the table set forth on pages 44 - 45 of that Section.

Tax and Accounting Implications

The Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although the Committee designs the Company’s plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program.

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s chief executive officer and to the three most highly compensated executive officers other than the chief executive officer or chief financial officer. However, certain forms of performance-based compensation are excluded from the $1 million deduction limit if specific requirements are met. It is the policy of the Committee to periodically evaluate the qualification of compensation for exclusion from the $1 million deduction limit under Section 162(m) of the Code, while maintaining flexibility to take actions with respect to compensation that it deems to be in the interests of the Company and its shareholders which may not qualify for tax deductibility.

Accounting for Executive Compensation. We account for stock-based compensation in accordance with GAAP. Consequently, stock-based compensation cost is measured at the grant date based on the fair value of the award in accordance with FASB ASC Topic 718. We generally recognize stock-based compensation expense ratably over the vesting period of each award except as required otherwise by FASB ASC Topic 718.

Other Compensation and Governance Policies

Risk Management

Our incentive program rewards reasonable risk-taking, accomplished through both program design and Committee processes.

Program design features for Named Executive Officers that mitigate risk include the following:

•	Balanced mix of pay including substantial base salary (fixed compensation) and a balance of annual (cash) and long-term (equity) incentives;

•	Capped short-term incentives;

•	Short-term incentive goals tied to financial goals of corporate-level strategic plan;

•	Annual equity-based incentive grants without backdating or repricing;

•	Stock ownership guidelines applicable to senior executive officers, as described below;

•	Prohibition on hedging and pledging Company stock, as described below; and

•	A compensation recoupment or “clawback” policy, as described below.

Committee processes mitigating risk include:

•	Overall administration of executive plans by the Committee;

•	Reasonable short-term incentive goals;

•	Financial performance objectives based upon budget objectives that are reviewed and approved by the Committee and the Board;

•	Avoidance of steep payout cliffs;

•	Ongoing and active discussion of the Committee with management regarding process on short-term and long-term goals; and

•	Committee authority to pay less than the maximum short-term incentive amount after assessing the overall contribution and performance of the executive officers.

Other incentive programs either have similar characteristics or are small in amount.

Stock Ownership Guidelines

The Company has adopted executive stock ownership and retention guidelines (the “Ownership Guidelines”). These Ownership Guidelines are applicable to executive officers, including the Named Executive Officers. Our Ownership Guidelines are designed to increase executives’ equity stakes in the Company and to align executives’ interests more closely with those of shareholders. The Ownership

Guidelines require covered executives to own, and hold during his or her tenure with the Company, shares of the Company’s common stock sufficient in number to satisfy the relevant amount specified below as a multiple of the executive’s annual base salary. Effective February 6, 2018, these Ownership Guidelines were amended to increase the ownership multiples applicable to the Named Executive Officers and other executive officers as reflected in the chart below:

Position	Value of Common Stock to be Owned
Chief Executive Officer	6 times base salary

Presidents, CFO and CLO	3 times base salary

All other executive officers	2 times base salary

Until the executive achieves the applicable ownership level, he or she is required to retain 50% of the net number of shares of common stock acquired through Company-provided stock-based awards, the vesting of restricted stock awards, the delivery of shares in settlement of stock units or performance share awards, or the delivery of shares to the executive through any other incentive compensation arrangement. This retention requirement applies only to stock-based awards that are granted on or after January 1, 2013. No retention requirement applies under the Ownership Guidelines to shares acquired in excess of the requisite ownership level. Shares underlying unexercised stock options and unvested or unearned performance share awards or performance units do not count towards the stock ownership guidelines. Effective February 6, 2018, the Ownership Guidelines were amended to allow unvested restricted stock and unvested stock units to count towards the stock ownership guidelines.

Prohibition Against Hedging and Pledging

The Company’s Insider Trading Policy prohibits executive officers from engaging in any form of hedging transaction. In addition, the policy prohibits executive officers from holding Company securities in margin accounts and from pledging Company securities as collateral for loans. The Company believes that these policies further align our executives’ interests with those of our shareholders.

Policy on Recoupment of Executive Compensation

The Company has adopted a discretionary incentive compensation clawback policy (the “Recoupment Policy”) that applies to its executive officers, including the Named Executive Officers, and certain other specified employees. This policy allows the Company to seek reimbursement with respect to incentive compensation paid or awarded to executive officers if the executive engaged in fraudulent or illegal conduct to the material detriment of the Company, or if the executive is terminated for fraudulent or illegal conduct that materially harms the business or reputation of the Company. Additionally, the Company can seek reimbursement under the Recoupment Policy if a determination is made that the Company is required to file an accounting restatement with the SEC that resulted from either the intentional misconduct of the executive officer or, regardless of the existence of intentional misconduct, results in a material negative revision of a financial or operating measure that was used to determine incentive compensation. The Recoupment Policy allows the Company to recover incentive compensation awarded to the affected executive officers, including, but not limited to, bonuses, annual, periodic or long-term cash incentive compensation, stock-based awards and the Company stock acquired thereunder, and sale proceeds realized from the sale of Company stock acquired through stock-based awards. All actions taken and decisions made relating to the Recoupment Policy are in the Committee’s sole and absolute discretion. The Company expects to update the Recoupment Policy when the regulations mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, are implemented by the SEC.

Key Provisions of Stock Incentive Plan and Omnibus Plan

The Company’s Stock Option and Incentive Plan and Omnibus Plan incorporate certain terms and procedures that reflect the current compensation philosophy of the Company’s Compensation Committee. Specifically, both plans prohibit the re-pricing or cash-out of underwater stock options and SARs without prior shareholder approval. They also provide that the taking of certain permitted actions affecting outstanding awards in the event of a change in control of the Company will be conditioned upon the consummation of the transaction giving rise to the change in control and will not be taken with respect to any awards that are subject to the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) if the action would result in a violation of Section 409A. Finally, awards granted under the Stock Incentive Plan and Omnibus Plan are made subject to the Recoupment Policy on incentive compensation.

Compensation Committee Report on Executive Compensation

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Forward Air Corporation specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Form 10-K filed with the SEC.

Submitted by:
C. John Langley, Chairman
Ronald W. Allen
R. Craig Carlock
Javier A. Palomarez
The Compensation Committee of the Board of Directors

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation earned in 2017, 2016 and 2015 by the Named Executive Officers.

					Payments
					Under
					Non-Equity
					Incentive
			Stock	Option	Plan	All Other
Name &		Salary	Award(s)	Award(s)	Compensation	Compensation
Principal Position	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)	Total
Bruce A. Campbell	2017	$750,000	$1,000,000	$500,000	$773,400	$17,064	$3,040,464
Chairman, President	2016	750,000	1,000,000	500,000	450,000	14,229	2,714,229
and Chief Executive	2015	620,999	1,166,580	333,332	378,836	21,350	2,521,097
Officer

Michael J. Morris	2017	409,000	220,000	110,000	316,321	107,088	1,162,409
Senior Vice	2016	197,308	330,000	—	171,000	55,234	753,542
President and Chief	2015	—	—	—	—	—	—
Financial Officer

Matthew J. Jewell	2017	464,000	220,000	110,000	178,072	7,082	979,154
President - Logistics	2016	450,000	220,000	110,000	118,125	6,723	904,848
Services	2015	413,240	219,993	109,997	210,322	14,377	967,929

Chris C. Ruble	2017	464,000	220,000	110,000	435,592	7,642	1,237,234
President -	2016	450,000	220,000	110,000	244,278	7,283	1,031,561
Expedited Services	2015	414,072	219,993	109,997	210,657	15,759	970,478

Michael L. Hance	2017	374,000	220,000	110,000	289,252	7,642	1,000,894
Senior Vice	2016	360,000	220,000	110,000	162,000	8,910	860,910
President, Chief	2015	334,200	219,993	109,997	178,439	17,722	860,351
Legal Officer and
Secretary

(1)	Represents the aggregate grant date fair value of non-vested restricted share and performance share awards. The fair values of these awards were determined in accordance with FASB ASC Topic 718. The awards for which the aggregate grant date fair value is shown in this table include the awards described in the Grants of Plan-Based Awards for Fiscal 2017 Table on page 38 of this Proxy Statement. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.
(2)	Represents the aggregate grant date fair value of stock option awards. The fair values of these awards were determined in accordance with FASB ASC Topic 718. The awards for which the aggregate grant date fair value is shown in this table include the awards described in the Grants of Plan-Based Awards for Fiscal 2017 Table on page 38 of this Proxy Statement. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC.
(3)	Represents cash incentives earned under the 2017 Annual Cash Incentive Plan.
(4)	See the All Other Compensation Table on page 36 of this Proxy Statement for additional information.

All Other Compensation Table

The following table shows the components of “all other compensation” earned in 2017, 2016 and 2015 by the Named Executive Officers.

			Car
			Allowance &
Name &		Total All	Commuting	401(k)		Long-term Disability
Principal Position	Year	Other (1)	Expenses (2)	Match (3)	Dividends (4)	Insurance (5)
Bruce A.	2017	$17,064	$—	$4,050	$12,168	$846
Campbell	2016	14,229	—	3,975	9,408	846
Chairman,	2015	21,350	9,000	4,402	7,102	846
President and Chief
Executive Officer

Michael J. Morris	2017	107,088	—	1,717	4,439	846
Senior Vice	2016	55,234	—	1,717	2,065	846
President and	2015	—	—	—	—	—
Chief Financial
Officer

Matthew J. Jewell	2017	7,082	—	3,415	2,821	846
President - Logistics Services	2016 2015	6,723 14,377	— 9,000	3,415 2,188	2,462 2,343	846 846

Chris C. Ruble	2017	7,642	—	3,975	2,821	846
President -	2016	7,283	—	3,975	2,462	846
Expedited	2015	15,759	9,000	3,570	2,343	846
Services

Michael L. Hance	2017	7,642	—	3,975	2,821	846
Senior Vice	2016	8,910	1,827	3,975	2,262	846
President, Chief	2015	17,722	10,690	4,435	1,751	846
Legal Officer and
Secretary

(1)	With respect to Mr. Morris only, this amount includes $13,646 in mortgage assistance, $53,850 in closing costs and $32,590 in tax gross-up for relocation expense reimbursement.
(2)	In 2016, the Company provided reimbursement of certain commuting expenses plus, in 2015, a $9,000 annual car allowance to officers.
(3)	The amount shown represents the Company’s contributions to the 401(k) Plan.
(4)	Represents dividend payments during 2017 on all non-vested restricted shares held by the executive. These dividend payments are nonforfeitable.
(5)	Represents premiums paid by the Company for long-term disability insurance for officers.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Bruce A. Campbell, our Chief Executive Officer (our “CEO”). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all employees (other than our CEO) was $37,352; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this proxy statement, was $3,040,464.

Based on this information, for 2017, the ratio of the annual total compensation of our CEO, to the total compensation of the median employee was 81 to 1.

To identify the median employee as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

•	We determined that as of December 31, 2017, our employee population consisted of 4,811 individuals (including full-time and part-time employees, other than our CEO) working at our parent company and consolidated subsidiaries in the United States and Canada. Of these individuals, 15 employees were located in Canada. As permitted by SEC rules, we excluded the Canadian employees, who represent 0.31% of our employee population. We then identified our “median employee” based on our United States employee population of 4,796.

•	We identified the “median employee” by examining 2017 total cash compensation. For purposes of determining total cash compensation, we included base salary, incentive compensation, 401(k) match and overtime pay, as reflected in our payroll records. As permitted by SEC rules, we annualized the total cash compensation of all individuals who were employed as of December 31, 2017.

•	We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The annual total compensation for our median employee for 2017 was $37,352. We compared this amount to the annual total compensation of our CEO, as disclosed in the 2017 Summary Compensation Table included in this proxy statement.

Grants of Plan-Based Awards for Fiscal 2017

The following table shows the plan-based awards granted to the Named Executive Officers in 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Shares to be Issued Under Equity Incentive Plan Awards (1)			All Other Stock Awards; Numbers of Stock (2), (4)	All Other Option Awards; Numbers of Securities Underlying Options (3), (4)	Exercise or Base Price of Option Awards (5)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
Bruce A. Campbell	2/6/2017	$—	$750,000	$1,500,000
Chairman, President	2/6/2017				4,430	8,859	17,718				$500,000
and Chief Executive	2/6/2017							10,456			500,000
Officer	2/6/2017								41,355	$47.82	500,000

Michael J. Morris	2/6/2017	—	306,750	613,500
Senior Vice	2/6/2017				975	1,949	3,898				110,000
President and	2/6/2017							2,300			110,000
Chief Financial	2/6/2017								9,098	47.82	110,000
Officer

Matthew J. Jewell	2/6/2017	—	348,000	928,000
President - Logistics	2/6/2017				975	1,949	3,898				110,000
Services	2/6/2017							2,300			110,000
	2/6/2017								9,098	47.82	110,000

Chris C. Ruble	2/6/2017	—	348,000	928,000
President -	2/6/2017				975	1,949	3,898				110,000
Expedited Services	2/6/2017							2,300			110,000
	2/6/2017								9,098	47.82	110,000

Michael L. Hance	2/6/2017	—	280,500	748,000
Senior Vice	2/6/2017				975	1,949	3,898				110,000
President, Chief	2/6/2017							2,300			110,000
Legal Officer and	2/6/2017								9,098	47.82	110,000
Secretary

(1)	Represents performance share awards granted under the Stock Incentive Plan and the Omnibus Plan. The performance shares cliff vest after the close of the three-year performance period that ends December 31, 2018 and the number of shares that vest will be based on the TSR of Forward Air Corporation stock compared to the TSR of a determined peer group. See pages 28 - 30 of this Proxy Statement for additional information.
(2)	Represents non-vested restricted shares granted under the Stock Incentive Plan and the Omnibus Plan, or in the case of Mr. Morris, only the Omnibus Plan.
(3)	Represents stock options granted under the Stock Incentive Plan and the Omnibus Plan.
(4)	Each grant vests equally over a three-year period with the first vesting occurring on the one-year anniversary of the grant date.
(5)	In accordance with the provisions of the Stock Incentive Plan and the Omnibus Plan the exercise price of stock option grants is set using the closing market price on the day of grant. In the event that there is no public trading of the Company’s common stock on the date of stock option grant, the exercise price will be the closing price on the most recent, prior date that the Company’s common stock was traded.

Employment Agreement with Bruce A. Campbell

There is an Employment Agreement between Bruce A. Campbell and the Company, which was effective October 30, 2007. This Employment Agreement was amended in December of 2008 to the extent necessary to make the Agreement comply with Section 409A of the Internal Revenue Code and the Treasury regulations promulgated under that section, which relate to nonqualified deferred compensation. The Employment Agreement was subsequently amended in February of 2009 to extend the term of the Agreement to December 31, 2012. (The Employment Agreement and all amendments thereto are referred to collectively as the “Employment Agreement.”) The term of the Employment Agreement automatically extends for additional one-year terms thereafter unless the Board or Mr. Campbell provide prior notice of non-renewal at least six months before the expiration of the then-pending term.

Under the Employment Agreement, Mr. Campbell is entitled to receive an annual base salary of not less than $500,000, subject to adjustment annually in the discretion of the Committee. Mr. Campbell is eligible under the Employment Agreement to receive an annual year-end cash bonus dependent upon the achievement of performance objectives by Mr. Campbell and the Company as established by the Committee. The Employment Agreement provides that this year-end bonus may be paid in one or more installments, on or after December 1 of the measurement year but no later than March 15 of the following year. The Employment Agreement further provides that Mr. Campbell will be entitled to the same fringe benefits as are generally available to the Company’s executive officers.

While the Company does not have employment agreements with any of its other Named Executive Officers, the Company did adopt an executive severance and change in control plan, which became effective January 1, 2013, that provides for certain payments to its Named Executive Officers in the event of a termination or a change in control. This plan is discussed in greater detail on pages 43 - 45 of this Proxy Statement under a Section entitled “2017 Potential Payments upon Termination, Change of Control, Death or Disability.”

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2017 with respect to shares of our Common Stock that may be issued under the following existing equity compensation plans: the 1999 Stock Option and Incentive Plan (the “1999 Plan”), the Stock Incentive Plan, the Omnibus Plan, the Non-Employee Director Stock Option Plan (the “NED Plan”), the 2000 Non-Employee Director Award (the “2000 NED Award”), the ESPP and the Amended Plan. Our shareholders have approved each of these plans.

Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued upon Exercise or Vesting of Outstanding/Unvested Shares, Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
		(1)	(2)
Equity Compensation Plans Approved by Shareholders	746,785	$45	3,091,167
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	746,785	$45	3,091,167

(1)	Excludes purchase rights accruing under the ESPP, which has an original shareholder-approved reserve of 500,000 shares. Under the ESPP, each eligible employee may purchase up to 2,000 shares of Common Stock at semi-annual intervals each year at a purchase price per share equal to 90.0% of the lower of the fair market value of the Common Stock at the close of (i) the first trading day of an option period or (ii) the last trading day of an option period.
(2)	Includes shares available for future issuance under the ESPP. As of December 31, 2017, an aggregate of 371,850 shares of Common Stock were available for issuance under the ESPP.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about outstanding equity awards at December 31, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (3)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested (2)
Bruce A. Campbell Chairman, President and Chief Executive Officer	25,940 24,486 22,271 13,831 14,211	— — — 6,915 28,421 41,355	$36.55 37.14 42.48 50.71 43.67 47.82	2/7/12 2/7/13 2/6/14 2/9/15 2/8/16 2/6/17	2/7/19 2/7/20 2/6/21 2/9/22 2/8/23 2/6/24
						20,280	$1,164,883	63,010	$3,619,294

Michael J. Morris	—	9,098	47.82	2/6/17	2/6/24
Senior Vice President, Chief Financial Officer and Treasurer	—	—	—	—	—	7,398	424,941	3,898	223,901

Matthew J. Jewell President - Logistics Services	8,560 8,080 7,349 4,564 3,127	— — — 2,282 6,252 9,098	36.55 37.14 42.48 50.71 43.67 47.82	2/7/12 2/7/13 2/6/14 2/9/15 2/8/16 2/6/17	2/7/19 2/7/20 2/6/21 2/9/22 2/8/23 2/6/24
						4,702	270,083	11,682	671,014

Chris C. Ruble	—	2,282	50.71	2/9/15	2/9/22
President -	—	6,252	43.67	2/8/16	2/8/23
Expedited Services	—	9,098	47.82	2/6/17	2/6/24
						4,702	270,083	11,682	671,014

Michael L. Hance Senior Vice President, Chief Legal Officer and Secretary	4,669 4,407 4,009 4,564 3,127	— — — 2,282 6,252 9,098	36.55 37.14 42.48 50.71 43.67 47.82	2/7/12 2/7/13 2/6/14 2/9/15 2/8/16 2/6/17	2/7/19 2/7/20 2/6/21 2/9/22 2/8/23 2/6/24
						4,702	270,083	11,682	671,014

(1)	Each grant vests equally over a three-year period with the first vesting occurring on the one-year anniversary of the grant date.
(2)	The market value is based on the closing price of the Company’s common stock on Nasdaq on December 29, 2017 of $57.44.
(3)	Represents performance share awards granted under the Stock Incentive Plan and the Omnibus Plan. The performance shares cliff vest after the close of their respective three-year performance periods. The number of shares that vest will be based on the TSR of Forward Air Corporation stock compared to the TSR of a determined peer group. See pages 28 - 30 of this Proxy Statement for additional information. Shares presented represent the maximum available award. As to date, the Company’s TSR performance under existing awards would result in payouts ranging from target to maximum payout.

Option Exercises and Stock Vested

The following table shows information about options exercised or shares acquired on vesting during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($) (1)
Bruce A. Campbell Chairman, President and Chief Executive Officer	37,037	$864,279	8,623	$411,923

Michael J. Morris Senior Vice President and Chief Financial Officer	—	—	2,550	133,187

Matthew J. Jewell President – Logistics Services	12,222	292,131	2,426	116,365

Chris C. Ruble President – Expedited Services	33,115	525,741	2,426	116,365

Michael L. Hance Senior Vice President, Chief Legal Officer and Secretary	6,666	151,274	2,034	97,619

(1)	The value realized upon exercise or vesting is based on the current market price on the date of exercise or vesting.

2017 Potential Payments Upon Termination, Change of Control, Death or Disability

Under the Employment Agreement with Mr. Campbell, the Company may terminate Mr. Campbell’s employment at any time with or without “just cause,” as defined in the Employment Agreement. If the Company should terminate Mr. Campbell without “just cause,” he would be entitled to receive (i) his base salary for the longer of one year from the date of termination or the remainder of the then-pending term of the Employment Agreement but not to exceed two years; (ii) any unpaid bonus amounts previously earned; and (iii) continued insurance coverage for one year from the date of such termination. Mr. Campbell would not be entitled to any unearned salary, bonus or other benefits if the Company were to terminate him for “just cause.”

Mr. Campbell also may terminate the Employment Agreement at any time; however, he would not be entitled to any unearned salary, bonus or other benefits (unless he is otherwise providing services to the Company in some capacity) if he does so absent circumstances resulting from a “change of control” or “material change in duties,” each defined in the Employment Agreement. In the event of a “change of control” or “material change in duties,” Mr. Campbell would have two alternatives. Mr. Campbell may resign and receive (i) his base salary for one year following the date of the “change of control” or “material change in duties,” (ii) a cash bonus equal to the prior year’s year-end cash bonus, plus any unpaid bonus amounts previously earned; (iii) any other payments due, including, among others, accrued and unpaid vacation pay; (iv) immediate acceleration of any stock options which are not then exercisable; and (v) continued insurance coverage for one year following the date of the “change of control” or “material change in duties.” Alternatively, Mr. Campbell could continue to serve as President and Chief Executive Officer of the Company for the duration of the term of the Employment Agreement or until he or the Company terminates the Employment Agreement. The Employment Agreement also contains non-competition and non-solicitation provisions which apply during his employment and for a period of thirty-six (36) months following termination of his employment.

Under the Severance Plan, which is applicable to selected employees of the Company, including the Named Executive Officers (other than its Chief Executive Officer), each participant would receive severance benefits in the event his or her employment is terminated in certain circumstances. Under the Severance Plan, a participant would receive severance benefits if their employment is involuntarily terminated by the Company (other than for cause or upon death or disability, as those terms are defined in the Severance Plan) or in the event the participant voluntarily terminates their employment for good reason (as defined in the Severance Plan). The circumstances that permit a participant to terminate employment for good reason and receive severance benefits after a change in control differ from the more limited circumstances that permit a termination of employment for good reason prior to or absent a change in control. Generally, eligible participants would be entitled to the severance benefits included in the chart below upon an involuntary termination of their employment, in addition to any accrued obligations (such as unpaid salary through the termination date) and vested amounts to which they may be entitled under the Company’s benefit plans:

General Severance Upon Involuntary Termination Absent a Change in Control	Severance Upon Involuntary Termination Within Two Years after a Change in Control
• a lump sum severance payment in an amount equal to one year of the participant’s annualized base salary	• a lump sum severance payment in an amount equal to two times the participant’s annualized base salary

• a pro-rata annual incentive for the fiscal year in which the termination occurs based on actual performance results	• a pro-rata target annual incentive for the fiscal year in which the termination occurs

•   a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before the termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 12 months

•   a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before the termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 24 months

• access to up to $20,000 of employer-paid outplacement services for 12 months following termination	• access to up to $20,000 of employer-paid outplacement services for 12 months following termination

A condition in the Severance Plan is the execution of a non-competition and non-solicitation agreement with respect to the Company’s employees and customers for a specified period following the termination of employment. In addition, any severance benefits payable under the Severance Plan are subject to the execution by the participant of a general release of claims against the Company and certain affiliated persons and entities. The Severance Plan does not provide for any tax gross-up payments to participants.

In addition to the benefits available under the Severance Plan, all of the Named Executive Officers are eligible to receive certain other benefits in the event of specific termination of employment, including as a consequence of a change in control. Under the Company’s Annual Incentive Plan, any unpaid incentive amounts previously earned under this plan would be payable to any Named Executive Officer terminated without cause. Under the Stock Incentive Plan, any non-vested restricted shares, options or other forms of equity-based compensation granted prior to 2017 will vest upon a “Change in Control.” Beginning with long-term incentive grants made in 2017 made pursuant to either the Stock Incentive Plan or Omnibus Plan, vesting of such awards upon a change in control is double-trigger (i.e., not accelerated unless the awards are not assumed or converted by the acquirer or in the event there is an involuntary termination of employment in connection with or within 24 months after the change in control).

The following table shows the estimated benefits payable to each Named Executive Officer in the event of termination of employment or change of control of the Company. The amounts shown assume that a termination of employment or a change of control occurs on December 31, 2017. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all full-time employees.

Name	Termination without Cause ($) (1)	Death and Disability ($) (2)	Change of Control ($) (3) (4)
Bruce A. Campbell
Employment Agreement	$1,540,925	$1,540,925	$1,973,400
Stock Incentive Plan & Omnibus Plan	—	9,189,308	9,189,308

Total	$1,540,925	$10,730,233	$11,162,708

Michael J. Morris (5)
Omnibus Plan	—	1,171,431	1,171,431

Matthew J. Jewell (5)
Stock Incentive Plan & Omnibus Plan	—	1,953,879	1,953,879

Chris C. Ruble (5)
Stock Incentive Plan & Omnibus Plan	—	1,953,879	1,953,879

Michael L. Hance (5)
Stock Incentive Plan & Omnibus Plan	—	1,953,879	1,953,879

(1)	The Company entered into an Employment Agreement with Bruce Campbell effective October 30, 2007 which has been subsequently amended to extend the term of the Employment Agreement to December 31, 2012 with one-year annual extensions thereafter absent a notice of non-renewal by the Company or Mr. Campbell. Under this Agreement, Mr. Campbell is entitled upon termination without “just cause” (as defined in the Agreement) to payment of his base salary for the longer of one (1) year, or the remainder of the Agreement term, payment of any bonus previously earned but unpaid, and one (1) year of health insurance continuation. Mr. Campbell is not entitled to any of these payments/benefits if he is terminated with “just cause” or he voluntarily resigns without a “Change in Control” or “Material Change in Duties,” as such terms are defined in the Agreement. The Company does not have employment agreements with any of its other Named Executive Officers.
(2)	Under his Employment Agreement, upon termination due to his disability or death, Mr. Campbell (or his spouse or estate in the event of death) is entitled to the same payments/benefits that Mr. Campbell is entitled to receive in the event of a termination without “just cause;” however, in the event of termination due to death, all such payments owed shall be made in a lump sum payment within 60 days of his death.
(3)	Under his Employment Agreement, upon a Change in Control (as defined in the Agreement), Mr. Campbell is entitled to payment of his base salary for one (1) year payable over the course of the twelve (12) months following the Change in Control, payment of any bonus previously earned but unpaid, payment of an amount equal to the prior-year’s year-end bonus and one (1) year continuation of health insurance. The amounts in the Stock Incentive Plan and Omnibus Plan rows for death, disability and Change in Control reflect unvested option awards detailed in the “Outstanding Equity Awards at Fiscal Year-End” table on page 41, multiplied by the excess, if any, of the market price of our common stock on December 29, 2017 ($57.44) over the exercise price listed in the same table.
(4)	Beginning with long-term incentive grants made in 2017 made pursuant to either the Stock Incentive Plan or Omnibus Plan, vesting of such awards upon a change in control is double-trigger (i.e., not accelerated unless the awards are not assumed or converted by the acquirer or in the event there is an involuntary termination of employment in connection with or within 24 months after the change in control).
(5)	The Severance Plan provides for the payment of severance benefits to participants in the event their employment is involuntarily terminated by the Company (other than for cause or upon death or disability, as defined by the Severance Plan) or by the participant for good reason (as defined in the Severance Plan) (collectively, “Involuntary Terminations”). Assuming a December 31, 2017, involuntary termination, under the Severance Plan the above officers, other than the Chief Executive Officer, would be entitled to the following severance benefits upon an Involuntary Termination, in addition to any accrued obligation and vested amounts to which they may be entitled under the Company’s benefit plans:

Name	Unpaid Annual Incentive (i)	Salary & Incentive (ii)	Healthcare (iii)	Placement Services (iv)	Total Severance

Michael J. Morris
Termination without Cause	$316,321	$409,000	$19,528	$20,000	$764,849
Change of Control	316,321	1,431,500	39,056	20,000	1,806,877

Matthew J. Jewell
Termination without Cause	178,072	464,000	19,528	20,000	681,600
Change of Control	178,072	1,624,000	39,056	20,000	1,861,128

Chris C. Ruble
Termination without Cause	435,592	464,000	18,729	20,000	938,321
Change of Control	435,592	1,624,000	37,458	20,000	2,117,050

Michael L. Hance
Termination without Cause	289,252	374,000	19,377	20,000	702,629
Change of Control	289,252	1,309,000	38,754	20,000	1,657,006

i.	Represents unpaid cash incentives earned under the 2017 annual Cash Incentive Plan as of December 31, 2017.
ii.	Participants are entitled to a lump sum severance payment in an amount equal to the participant’s annualized base salary in effect on his or her termination date if the termination date is prior to or absent a Change in Control, or equal to two times the sum of the participant’s base salary and target annual incentive (each determined as of the termination date) if the termination date is on or within two years following a Change in Control.
iii.	Participants are entitled to a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 12 months if the termination date is prior to or absent a Change in Control, or by 24 months if the termination date is on or within two years following a Change in Control.
iv.	Participants are entitled to access to up to $20,000 of employer-paid outplacement services for 12 months following termination.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2017 Annual Report with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee’s function is more fully described in its charter, which is available through the Investors—Governance link on the Company’s website, www.forwardaircorp.com.

The Audit Committee reviews the charter on an annual basis. The Board annually reviews the definition of independence under Nasdaq’s listing standards for audit committee members and has determined that each member of the Committee meets that standard.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, and applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit and reporting on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal controls over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee has also discussed with representatives of Ernst & Young LLP the Company’s internal control assessment process and the firm’s audit of the Company’s system of internal controls over financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2017 with the Company’s management and has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standard No. 1301, as amended, and as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed with Ernst & Young LLP its independence from management and the Company, and received Ernst & Young LLP’s written disclosures and letter pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence. The Audit Committee further considered the compatibility of the non-audit services with maintaining Ernst & Young LLP’s independence. Ernst & Young LLP has served as the Company’s independent registered public accountant since 1991, and Ernst & Young LLP’s current lead audit partner was selected in 2017.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements, and other reports, and of the independent registered public accountants, who are engaged to audit and report on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

G. Michael Lynch, Chair
Ana B. Amicarella
Valerie A. Bonebrake
R. Craig Carlock
The Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report and the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.

Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the 2018 fiscal year, subject to ratification of the appointment by the shareholders of the Company. The fees billed by Ernst & Young LLP for services rendered to the Company and its subsidiaries in 2017 and 2016 were as follows:

	2017	2016
Audit Fees (1)	$1,706,500	$1,552,331
Audit-Related Fees (2)	—	—
Tax Fees (2)	695,000	805,136
All Other Fees (2)	—	—

(1)	Includes fees and expenses related to the audit and interim reviews of the Company’s financial statements and the audit of the effectiveness of the Company’s internal controls over financial reporting for the fiscal year notwithstanding when the fees and expenses were billed or when the services were rendered.
(2)	Includes fees and expenses for services rendered from January through December of the fiscal year notwithstanding when the fees and expenses were billed.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. The Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. During 2017 and as of the date of this Proxy Statement, the Audit Committee pre-approved all of these services.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2018 FISCAL YEAR

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the 2018 fiscal year. As in the past, the Board has determined that it would be desirable to request ratification of the appointment by the shareholders of the Company. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment of the independent registered public accounting firm for the 2018 fiscal year.

A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting, and thus, is not expected to make a statement or be available to respond to questions.

Shareholder Vote Requirement

This proposal will be approved by a majority of the votes cast. Unless otherwise directed therein, the proxies solicited hereby will be voted for approval of Ernst & Young LLP.

Recommendation of the Board

The Board recommends that shareholders vote FOR ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year.

PROPOSAL 3 – ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) which enacted Section 14A of the Exchange Act, requires us to provide our shareholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers.

The Company’s goal with respect to executive compensation is to provide a comprehensive package that is sufficient to attract, motivate and retain executives of outstanding ability, performance and potential. The Compensation Committee seeks to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives, and provides incentives for retention. The Compensation Committee seeks a compensation program that is internally consistent and believes that pay differences among jobs should be commensurate with differences in the levels of responsibility between the Chief Executive Officer and the other Named Executive Officers.

We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2017 compensation of our Named Executive Officers.

We are asking you to vote on the adoption of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion above is hereby APPROVED.

As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Shareholder Vote Requirement

This proposal will be approved by a majority of the votes cast. Unless contrary instructions are received, shares of common stock represented by duly executed proxies will be voted for the adoption of the resolution approving the compensation of Named Executive Officers.

Recommendation of the Board

The Board recommends a vote FOR approval, on a non-binding, advisory basis, of the compensation of the Named Executive Officers.

OTHER MATTERS

Additional Meeting Matters

The Board knows of no additional matters that may come before the meeting; however, if any additional matters should properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the SEC, Nasdaq and the Company. Based solely on a review of the reports that have been filed by or on behalf of such persons in this regard and written representations from our directors and named executive officers, we believe that all ownership reports were timely filed during 2017, except that Mr. Michael J. Morris reported late one transaction on Form 4 filed June 30, 2017; Mr. Craig A. Drum reported late four transactions on one Form 4 filed May 15, 2017; Mr. Ronald W. Allen reported late one transaction on Form 4 filed May 15, 2017; Mr. C. Robert Campbell reported late two transactions on two Form 4s filed May 15, 2017 and December 12, 2017; Mr. R. Craig Carlock reported late one transaction on Form 4 filed May 15, 2017; Dr. C. John Langley, Jr. reported late one transaction on Form 4 filed May 15, 2017; Mr. G. Michael Lynch reported late one transaction on Form 4 filed May 15, 2017; and Mr. Douglas M. Madden reported late one transaction on Form 4 filed May 15, 2017.

Shareholder Proposals for the 2019 Annual Meeting of Shareholders

Any proposal intended to be presented for action at the 2019 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company at its principal executive offices not later than December 6, 2018 in order for such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its 2019 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by Rule 14a-8 of the Exchange Act.

For other shareholder proposals to be timely (but not considered for inclusion in the proxy statement for the 2019 Annual Meeting of Shareholders), a shareholder’s notice must be received by the Secretary of the Company between January 16, 2019 and February 15, 2019 and the proposal and the shareholder must comply with Rule 14a-4 under the Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next Annual Meeting is not received prior to February 16, 2019, proxies solicited by the Board in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the Annual Meeting.

Any shareholder proposal must also meet all other requirements contained in our Bylaws.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of 2018 Annual Meeting of Shareholders, Proxy Statement and 2017 Annual Report may have been sent to multiple shareholders in your household, unless the Company has received contrary instructions from one or more shareholders. We will promptly deliver a separate copy of each document to you if you write the Company’s Secretary at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745, or call (423) 636-7000. If you want to receive separate copies of the Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or, if the shares are not held in “street name,” you may contact the Company at the above address and phone number.

Shareholder Communications

Shareholders who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board, a Board committee or such individual director or directors, c/o Secretary, Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745. The Company’s Chief Legal Officer will open all shareholder communication for the sole purpose of determining whether the contents represent correspondence to any member of the Board or any group or committee of directors. Any shareholder communication that is not in the nature of advertising, promotions of product or service, or patently offensive material will be forwarded promptly to the member(s) of the Board to whom the shareholder communication is addressed. In the case of any shareholder communication to the Board or any group or committee of directors, the Chief Legal Officer’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Miscellaneous

It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend the Annual Meeting in person are urged, regardless of the number of shares of common stock owned, to please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 is included within the Annual Report provided with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. Copies of exhibits filed with the Form 10-K are available, free of charge, upon written request. Requests should be made in writing to Michael L. Hance, Secretary of the Company, at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745. The Company’s filings with the SEC are also available, without charge, through the Investors—SEC Filings link on the Company’s website, www.forwardaircorp.com, as soon as reasonably practical after filing.

By Order of the Board of Directors,

Michael L. Hance
Greeneville, Tennessee	Senior Vice President,
April 5, 2018	Chief Legal Officer and Secretary

FORWARD AIR CORPORATION
ATTN: LEGAL DEPARTMENT
1915 SNAPPS FERRY ROAD, BUILDING N
GREENEVILLE, TN 37745

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E37664-P02675	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORWARD AIR CORPORATION				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors			☐	☐	☐
	Nominees:
	01) Ronald W. Allen	05)	C. Robert Campbell
	02) Ana B. Amicarella	06)	R. Craig Carlock
	03) Valerie A. Bonebrake	07)	C. John Langley, Jr.
	04) Bruce A. Campbell	08)	G. Michael Lynch

The Board of Directors recommends you vote FOR proposals 2 and 3.									For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.								☐	☐	☐

3.	To approve, on a non-binding, advisory basis, the compensation of the named executive officers (the “say on pay vote”).								☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

				Yes	No
Please indicate if you plan to attend this meeting.				☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10K Wrap are available at www.proxyvote.com.

E37665-P02675

PROXY
FORWARD AIR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF FORWARD AIR CORPORATION

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, hereby appoints Bruce A. Campbell and C. Robert Campbell, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Forward Air Corporation owned of record by the undersigned on all matters which may come before the 2018 Annual Meeting of Shareholders to be held in The Explorer Room, Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337 on May 15, 2018, at 8:00 a.m., EDT, and any adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve, or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the meeting and on other matters which may properly come before the 2018 Annual Meeting and any adjournments thereof.

You are encouraged to specify your choice by marking the appropriate box (see reverse side), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you sign and return this card.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the director nominees, and “FOR” Proposals 2 and 3.
Continued and to be signed on reverse side